SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the registrant
Filed by a party other than the registrant

Check the appropriate box:
Preliminary proxy statement	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
Definitive proxy statement
Definitive additional materials
Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

LADENBURG THALMANN FINANCIAL SERVICES INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate amount of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials: ________________________________________

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

1	Set forth the amount on which the filing fee is calculated and state how it was determined.

LADENBURG THALMANN FINANCIAL SERVICES INC.
590 Madison Avenue, 34th Floor
New York, New York 10022

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
TO BE HELD ON                         , 2004

NOTICE IS HEREBY GIVEN that an annual meeting of shareholders of Ladenburg Thalmann Financial Services Inc., a Florida corporation, will be held at the offices of Ladenburg Thalmann & Co. Inc., our principal operating subsidiary, located at 590 Madison Avenue, 34th Floor, New York, New York, on                     ,                     , 2004, at 10:00 a.m., for the following purposes, all as more fully described in the attached proxy statement:

1.	To elect nine directors to our board of directors to hold office until the next annual meeting of shareholders and until their successors are elected and qualified;

2.	To approve a proposal to issue a total of shares of our common stock to New Valley Corporation and Frost-Nevada Investments Trust, through the conversion of our outstanding senior convertible promissory notes held by such parties, at a price of $1.10 per share for New Valley and $0.70 per share for Frost-Nevada; and

3.	To transact such other business as may properly come before the meeting, and any or all postponements or adjournments thereof.

Only shareholders of record at the close of business on                     , 2004, will be entitled to notice of, and to vote at, the meeting and any postponements or adjournments.

You are urged to read the attached proxy statement, which contains information relevant to the actions to be taken at the meeting. Whether or not you expect to attend the meeting in person, please sign and date the accompanying proxy card and mail it promptly in the enclosed addressed, postage-prepaid envelope. You may revoke your proxy if you so desire at any time before it is voted.

By Order of the Board of Directors
Charles I. Johnston, President and Chief Executive Officer

New York, New York
                    , 2004

LADENBURG THALMANN FINANCIAL SERVICES INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON                     , 2004

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our board directors for use at an annual meeting of shareholders to be held on                     , 2004, and any postponements or adjournments.

On or about                     , 2004, this proxy statement and the accompanying form of proxy are being mailed to each shareholder of record at the close of business on                     , 2004.

The information provided in the "question and answer" format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the election of nine directors to hold office until the next annual meeting of shareholders and until their successors are elected and qualified;

•	the approval of a proposal to issue shares of our common stock to New Valley Corporation and Frost-Nevada Investments Trust, through the conversion of our outstanding senior convertible promissory notes held by such parties (the "Debt Conversion"), at a price of $1.10 per share for New Valley and $0.70 per share for Frost-Nevada; and

•	any other business that may properly come before the meeting.

Who is entitled to vote?

Holders of our common stock as of the close of business on                     , 2004, the record date, are entitled to vote at the meeting. As of the record date, we had issued and outstanding 44,191,416 shares of common stock, our only class of voting securities outstanding. Each holder of our common stock is entitled to one vote for each share held on the record date.

What is the effect of giving a proxy?

Proxies in the form enclosed are solicited by and on behalf of our board. The persons named in the proxy have been designated as proxies by our board. If you sign and return the proxy in accordance with the procedures set forth in this proxy statement, the persons designated as proxies by the board will vote your shares at the meeting as specified in your proxy.

If you sign and return your proxy in accordance with the procedures set forth in this proxy statement but you do not provide any instructions as to how your shares should be voted, your shares will be voted FOR the election as directors of the nominees listed below under Proposal 1 and FOR the approval of the proposal to issue                      shares of our common stock to New Valley and Frost-Nevada upon conversion of their outstanding senior convertible promissory notes as described below under Proposal 2. If you give your proxy, your shares will also be voted in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the meeting.

Can I change my vote after I return my proxy card?

You may revoke your proxy at any time before it is exercised by:

•	delivering written notification of your revocation to our secretary;

•	voting in person at the meeting; or

•	delivering another proxy bearing a later date.

Please note that your attendance at the meeting will not alone serve to revoke your proxy.

What is a quorum?

A quorum is the minimum number for shares required to be present at the meeting for the meeting to be properly held under our bylaws and Florida law. The presence, in person or by proxy, of a majority of all outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted ("shareholder withholding") with respect to a particular matter. Similarly, a broker may not be permitted to vote stock ("broker non-vote") held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy which are not being voted on a particular matter because of either shareholder withholding or broker non-vote will not be considered shares present and entitled to vote on that matter. These shares, however, may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum if the shares are being voted with respect to any matter at the meeting. If the proxy indicates that the shares are not being voted on any matter at the meeting, the shares will not be counted for purposes of determining the presence of a quorum. Abstentions are voted neither "for" nor "against" a matter but are counted in the determination of a quorum.

How may I vote?

You may vote your shares by mail. Date, sign and return the accompanying proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States). You may specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you.

How many votes are needed for approval of each matter?

The election of directors requires a plurality vote of the shares of common stock voted at the meeting. "Plurality" means that the individuals who receive the largest number of votes cast "FOR" are elected as directors. Consequently, any shares not voted "FOR" a particular nominee (whether as a result of a direction of the securities holder to withhold authority, abstentions or a broker non-vote) will not be counted in such nominee's favor. As there are nine directors to be elected, the nine persons receiving the highest votes will be elected if nominees other than those nominated by the board are presented.

The proposal to issue                      shares of our common stock to New Valley and Frost-Nevada upon conversion of their outstanding senior convertible promissory notes as described below under Proposal 2 must be approved by a majority of the votes cast at the meeting with respect to the proposal. Abstentions and shares deemed present at the meeting but not entitled to vote with respect to each of the proposals (because of either shareholder withholding or broker non-vote) are not deemed voted and therefore will have no effect on such vote. Pursuant to the Debt Conversion Agreement described below under Proposal 2, certain current and former members of our board of directors have agreed to vote the shares of our common stock held by them on the date of the agreement in accordance with the vote of a majority of votes cast at the meeting, excluding the shares held by such parties.

Any other proposal properly brought at the annual meeting must be approved by a majority of the votes cast at the meeting with respect to the proposal.

Annual Report

We will provide, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which includes our audited financial statements, upon the written request of any person stating that (s)he is a beneficial holder of our common stock. Requests for copies and inquiries should be sent in writing to Investor Relations Department, Ladenburg Thalmann Financial Services Inc., 590 Madison Avenue, 34th Floor, New York, New York 10022.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of                     , 2004 with respect to the beneficial ownership of our common stock before and after giving effect to the Debt Conversion, assuming no issuances or conversions of other outstanding convertible securities prior to the Debt Conversion, by (i) those persons or groups known to beneficially own more than 5% of our voting securities, (ii) each of our directors, (iii) each of the executive officers named in the Summary Compensation Table below and (iv) all of our current directors and executive officers as a group. Except as otherwise stated, the business address of each of the below listed persons is c/o Ladenburg Thalmann Financial Services Inc., 590 Madison Avenue, 34th Floor, New York, New York 10022.

	Beneficial ownership(1) of our common stock prior to the Debt Conversion			Beneficial ownership of our common stock following the Debt Conversion(2)
Name of Beneficial Owner	Number of Shares		Percent	Number of Shares		Percent
Phillip Frost, M.D. (3)		(4)	%		(5)		%
Berliner Effektengesellschaft AG(6)	4,620,501		10.6%	4,620,501			%
Bennett S. LeBow	4,381,314	(7)	10.0%	4,381,314	(7)		%
Richard J. Rosenstock	3,968,012	(8)	9.0%	3,968,012	(8)		%
New Valley Corporation(9)		(10)	%		(11)		%
Carl C. Icahn(12)	3,396,258	(13)	7.8%	3,396,258	(12)		%
Mark Zeitchick	1,692,977	(13)	3.9%	1,692,977	(14)		%
Vincent Mangone	1,692,977	(15)	3.9%	1,692,977	(15)		%
Howard M. Lorber	1,555,878	(16)	3.6%	1,555,878	(16)		%
Victor M. Rivas	879,466	(17)	2.0%	879,466	(17)		%
Richard J. Lampen	78,367	(18)	*	78,367	(18)		*
Robert J. Eide	51,367	(19)	*	51,367	(19)		*
Henry C. Beinstein	51,361	(20)	*	51,361	(20)		*
Salvatore Giardina	23,333	(21)	*	23,333	(21)		*
Charles I. Johnston	0	(22)	0	0	(22)	0

All directors and executive officers as a group (10 persons)		(23)	%		(24)		%

*	Less than 1 percent.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. The information concerning the shareholders is based upon numbers reported by the owner in documents publicly filed with the SEC, publicly available information or information made known to us. Except as otherwise indicated, all of the shares of common stock are owned of record and beneficially and the persons identified have sole voting and investment power with respect thereto.
(2)	Assumes the issuance of shares of common stock upon conversion of the principal and accrued but unpaid interest on the senior convertible promissory notes held by New Valley and Frost-Nevada to take place promptly following the annual meeting. If the annual meeting is adjourned for any reason, the number of shares to be issued will be increased to an amount obtained by dividing the principal and accrued but unpaid interest on the date the meeting is ultimately held by the respective conversion prices for each of New Valley and Frost-Nevada.
(3)	The business address of Dr. Frost is c/o IVAX Corporation, 4400 Biscayne Boulevard, Miami, Florida 33137.
(4)	Represents (i) 1,844,366 shares of common stock held by Frost Gamma Investments Trust, a trust organized under Florida law, (ii) 100,000 shares of common stock issuable upon exercise of an immediately exercisable warrant held by Frost Gamma, (iii) shares of common stock issuable as of the record date upon conversion of the principal and accrued but unpaid interest on a senior convertible promissory note held by Frost-Nevada Investments Trust, a trust organized under Florida law, and (iv) 20,000 shares of common stock issuable upon exercise of currently exercisable options held by Dr. Frost. Dr. Frost is the sole trustee of both Frost Gamma Investments Trust and Frost-Nevada Investments Trust. As the sole trustee of the Gamma Trust and the Nevada Trust, Dr. Frost may be deemed the beneficial owner of all shares owned by the Gamma Trust and the Nevada Trust, respectively, by virtue of his power to vote or direct the vote of such shares or to dispose or direct the disposition of such shares owned by such trusts. Accordingly, solely for purposes of reporting beneficial ownership of such shares pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, each of these persons will be deemed to be the beneficial owner of the shares held by any other such person. The foregoing information was derived from an Amendment to Schedule 13D filed with the SEC on April 12, 2004 as well as from information made known to us.
(5)	Represents the same shares referred to in footnote 4 above except that the shares of common stock issuable upon conversion of the principal and accrued but unpaid interest on the senior convertible promissory note held by Frost-Nevada have been replaced with shares of common stock held by Frost-Nevada as a result of the Debt Conversion.
(6)	The business address for Berliner Effektengesellschaft AG is Kurfüstendamm 119, 10711 Berlin, Germany.
(7)	Represents (i) 758,205 shares of common stock held directly by Mr. LeBow, (ii) 3,325,199 shares of common stock held by LeBow Gamma Limited Partnership, a Nevada limited partnership, (iii) 110,336 shares of common stock held by LeBow Alpha LLLP, a Delaware limited liability limited partnership, (iv) 147,574 shares of common stock held by The Bennett and Geraldine LeBow Foundation, Inc., a Florida not-for-profit corporation, and (v) 40,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. LeBow. Does not include the shares of common stock beneficially owned by New Valley Corporation of which Mr. LeBow serves as an executive officer and director. Mr. LeBow indirectly exercises sole voting power and sole dispositive power over the shares of common stock held by the partnerships. LeBow Holdings, Inc., a Nevada corporation, is the sole stockholder of LeBow Gamma, Inc., a Nevada corporation, which is the general partner of LeBow Gamma Limited Partnership, and is the general partner of LeBow Alpha LLLP. Mr. LeBow is a director, officer and sole stockholder of LeBow Holdings, Inc. and a director and officer of LeBow Gamma, Inc. Mr. LeBow and family members serve as directors and executive officers of the Foundation and Mr. LeBow possesses shared voting and shared dispositive power with the other directors of the Foundation with respect to the Foundation's shares of common stock. The foregoing information was derived from an Amendment to Schedule 13D filed with the SEC on April 2, 2004 as well as from information made known to us.
(8)	Represents (i) 3,701,346 shares of common stock held of record by The Richard J. Rosenstock Revocable Living Trust Dated 3/5/96, of which Mr. Rosenstock is the sole trustee and beneficiary, and (ii) 266,666 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Rosenstock. Does not include 83,334 shares of common stock issuable upon exercise of options held by Mr. Rosenstock that are not currently exercisable and that will not become exercisable within the next 60 days.

(9)	The business address for New Valley Corporation is 100 S. E. Second Street, Miami, Florida 33131.
(10)	Represents (i) shares of common stock issuable as of the record date upon conversion of principal and accrued but unpaid interest on a senior convertible promissory note held by New Valley and (ii) 100,000 shares of common stock issuable upon exercise of immediately exercisable warrants held by New Valley. The foregoing information was derived from an Amendment to Schedule 13D filed with the SEC on April 2, 2004 as well as from information made known to us.
(11)	Represents shares of common stock and 100,000 shares of common stock issuable upon exercise of immediately exercisable warrants held by New Valley.
(12)	The business address for Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York 10153.
(13)	Represents (i) 2,148,725 shares of common stock held by High River Limited Partnership, (ii) 1,227,773 shares of common stock held by Tortoise Corp. and (iii) 19,760 shares of common stock held by Little Meadow Corp. Each of these entities are either directly or indirectly 100% owned by Mr. Icahn. As such, Mr. Icahn is in a position to directly and indirectly determine the investment and voting decisions made by these entities. Accordingly, Mr. Icahn may be deemed to be the beneficial owner of these shares for purposes of reporting beneficial ownership pursuant to Section 13(d) of the Exchange Act. However, Mr. Icahn disclaims beneficial ownership of these shares for all other purposes. The foregoing information was derived from a Schedule 13D filed with the SEC on December 28, 2001.
(14)	Represents (i) 1,426,311 shares of common stock held of record by MZ Trading LLC, of which Mr. Zeitchick is the sole managing member, (ii) 100,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Zeitchick and (iii) 166,666 shares of common stock issuable upon exercise of currently exercisable options held by MZ Trading. Does not include 83,334 shares of common stock issuable upon exercise of options held by MZ Trading that are not currently exercisable and that will not become exercisable within the next 60 days.
(15)	Represents (i) 1,426,311 shares of common stock held of record by The Vincent A. Mangone Revocable Living Trust Dated 11/5/96, of which Mr. Mangone is the sole trustee and beneficiary, and (ii) 266,666 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Mangone. Does not include 83,334 shares of common stock issuable upon exercise of options held by Mr. Mangone that are not currently exercisable and that will not become exercisable within the next 60 days.
(16)	Represents (i) 1,392,251 shares of common stock held directly by Mr. Lorber, (ii) 118,560 shares of common stock held by Lorber Alpha II Partnership, a Nevada limited partnership, (iii) 5,067 shares of common stock held by the Lorber Charitable Fund, a New York not-for-profit corporation, and (iv) 40,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Lorber. Does not include (i) 20,000 shares of common stock issuable upon exercise of options held by Mr. Lorber that are not currently exercisable and that will not become exercisable within 60 days and (ii) the shares of common stock beneficially owned by New Valley Corporation of which Mr. Lorber serves as an executive officer and director. Mr. Lorber indirectly exercises sole voting power and sole dispositive power over the shares of common stock held by the partnership. Lorber Alpha II, Inc., a Nevada corporation, is the general partner of Lorber Alpha II Partnership. Mr. Lorber is the director, officer and principal stockholder of Lorber Alpha II, Inc. Mr. Lorber and family members serve as directors and executive officers of Lorber Charitable Fund, and Mr. Lorber possesses shared voting power and shared dispositive power with the other directors of the fund with respect to the fund's shares of our common stock. The foregoing information was derived from an Amendment to Schedule 13D filed with the SEC on December 21, 2001 as well as from information made known to us.
(17)	Includes 866,666 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Rivas.
(18)	Includes 40,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Lampen. Does not include (i) 20,000 shares of common stock issuable upon exercise of options held by Mr. Lampen that are not currently exercisable and that will not become exercisable within the next 60 days and (ii) the shares of common stock beneficially owned by New Valley Corporation of which Mr. Lampen serves as an executive officer and director.
(19)	Includes 40,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Eide. Does not include 20,000 shares of common stock issuable upon exercise of options held by Mr. Eide that are not currently exercisable and that will not become exercisable within 60 days.
(20)	Includes (i) 823 shares of common stock held of record in the individual retirement account of Mr. Beinstein's spouse and (ii) 40,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Beinstein. Does not include 20,000 shares of common stock issuable upon exercise of options held by Mr. Beinstein that are not currently exercisable and that will not become exercisable within 60 days.
(21)	Includes 23,333 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Giardina. Does not include 41,667 shares of common stock issuable upon exercise of options held by Mr. Giardina that are not currently exercisable and that will not become exercisable within the next 60 days.
(22)	Does not include 2,500,000 shares of common stock issuable upon exercise of options held by Mr. Johnston that are not currently exercisable and that will not become exercisable within the next 60 days.
(23)	Includes shares of common stock issuable upon exercise of currently exercisable options and conversion of principal and accrued but unpaid interest on senior convertible promissory notes. See notes 3, 7, 15, 17, 18, 19 and 20. Excludes 2,705,001 shares of common stock issuable upon exercise of options that are not currently exercisable and that will not become exercisable within the next 60 days. See notes 7, 15, 17, 18, 19, 20 and 21.
(24)	Includes 569,999 shares of common stock issuable upon exercise of currently exercisable options and conversion of senior convertible promissory notes. See notes 4, 7, 15, 17, 18, 19 and 20.Excludes 2,705,001 shares of common stock issuable upon exercise of options that are not currently exercisable and that will not become exercisable within the next 60 days. See notes 7, 15, 17, 18, 19, 20 and 21.

PROPOSAL I

ELECTION OF DIRECTORS

At this year's annual meeting of shareholders, nine directors will be elected to hold office for a term of one year expiring at the next annual meeting of shareholders. Each director will be elected to serve until a successor is elected and qualified or until the director's earlier resignation or removal.

Unless authority is withheld, the proxies solicited by the board of directors will be voted FOR the election of these nominees. Our articles of incorporation do not provide for cumulative voting. In case any of the nominees becomes unavailable for election to the board of directors, an event which is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment. The nine nominees for directors, their current positions with us, their term of office and their business background are set forth below.

Howard M. Lorber, 55 years old, has been chairman of our board of directors since May 2001. Since November 1994, he has been president, chief operating officer and a member of the board of directors of New Valley, a company engaged in the real estate business and seeking to acquire additional operating companies. From January 1994 to January 2001, Mr. Lorber was a consultant to Vector Group Ltd., a New York Stock Exchange-listed holding company, with subsidiaries engaged in the manufacture and sale of cigarettes and the principal shareholder of New Valley, and since January 2001 has served as its president, chief operating officer and a member of its board of directors. Mr. Lorber has been chairman of the board of directors of Hallman & Lorber Associates Inc., consultants and actuaries of qualified pension and profit sharing plans, and various of its affiliates since 1975. Mr. Lorber has been a stockholder and a registered representative of Aegis Capital Corp., a broker-dealer and a member firm of the NASD since 1984. Since 1990, Mr. Lorber has been chairman of the board of directors of Nathan's Famous, Inc., a chain of fast food restaurants, and has been its chief executive officer since 1993. Mr. Lorber also serves as a director of United Capital Corp., a real estate investment and diversified manufacturing company, and of Prime Hospitality Corp., a company doing business in the lodging industry. He is also a trustee of Long Island University.

Charles I. Johnston, 50 years old, has been our president, chief executive officer and a member of our board of directors since April 2004. He has also been the chairman and chief executive officer of Ladenburg Thalmann & Co. Inc., our operating subsidiary, since April 2004. From June 1996 until March 2004, Mr. Johnston served in various capacities with Lehman Brothers Inc., including most recently as a managing director and the global head of private client services.

Phillip Frost, M.D., 67 years old, has been a member of our board of directors since March 2004. He also served as a member of our board of directors from May 2001 until July 2002. Dr. Frost has served as chairman of the board of directors and chief executive officer of IVAX Corporation, an American Stock Exchange-listed company engaged in the research, development, manufacture and marketing of pharmaceutical products, since 1987. From July 1991 until January 1995, he also served as the president of IVAX. He has also served as chairman of the board of directors of IVAX Diagnostics, Inc., an American Stock Exchange-listed company that produces diagnostic reagent kits and is a subsidiary of IVAX, since March 2001. Dr. Frost was the chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1990. Dr. Frost was chairman of the board of directors of Key Pharmaceuticals, Inc. from 1972 to 1986. He is a director of Continucare Corporation, an American Stock Exchange-listed provider of outpatient healthcare and home healthcare services, and Northrop Grumman Corp., an aerospace company. He is chairman of the board of trustees of the University of Miami and a member of the board of governors of the American Stock Exchange.

Henry C. Beinstein, 61 years old, has been a member of our board of directors since May 2001. Mr. Beinstein has been a director of New Valley since 1994 and of Vector Group since March 2004. Since August 2002, Mr. Beinstein has been a money manager and an analyst and registered representative of Gagnon Securities, LLC, a broker-dealer and a member firm of the NASD. He retired in August 2002 as the executive director of Schulte Roth & Zabel LLP, a New York-based law firm, a position he had held since August 1997. Before that, Mr. Beinstein had served as the managing director of Milbank, Tweed, Hadley & McCloy LLP, a New York-based law firm, commencing in November 1995. From April 1985 through October 1995, Mr. Beinstein was the executive director of Proskauer Rose LLP, a New York-based law firm. Mr. Beinstein is a certified public accountant in New York and New Jersey and prior to joining Proskauer was a partner and national director of finance and administration at Coopers & Lybrand.

Robert J. Eide, 51 years old, has been a member of our board of directors since May 2001. He has also been the chairman and chief executive officer of Aegis Capital Corp. since before 1988. Mr. Eide also serves as a director of Nathan's Famous and Vector Group.

Richard J. Lampen, 50 years old, has been a member of our board of directors since January 2002. He has been the executive vice president and general counsel of New Valley since October 1995 and a member of its board of directors since July 1996. Since July 1996, Mr. Lampen has served as executive vice president of Vector Group. Since January 1997, Mr. Lampen has served as a director of CDSI Holdings Inc., a company with interests in the marketing services business, and since November 1998 has been its president and chief executive officer. From May 1992 to September 1995, Mr. Lampen was a partner at Steel Hector & Davis, a law firm located in Miami, Florida. From January 1991 to April 1992, Mr. Lampen was a managing director at Salomon Brothers Inc., an investment bank, and was an employee at Salomon Brothers from 1986 to April 1992. Mr. Lampen has served as a director of a number of other companies, including U.S. Can Corporation, The International Bank of Miami, N.A. and Spec's Music Inc., as well as a court-appointed independent director of Trump Plaza Funding, Inc.

Richard J. Rosenstock, 52 years old, has been a member of our board of directors since August 1999. From May 2001 until December 2002, Mr. Rosenstock served as vice chairman of our board of directors and from August 1999 until December 2002, served as our chief operating officer. He also served as our president from August 1999 until May 2001. Since January 2003, Mr. Rosenstock has been a registered representative of Ladenburg. Mr. Rosenstock was affiliated with Ladenburg Capital Management Inc., one of our former operating subsidiaries, from 1986 until December 2002, serving from May 2001 as Ladenburg Capital Management's chief executive officer. From January 1994 until May 1998, he served as an executive vice president of Ladenburg Capital Management and was its president from May 1998 until November 2001.

[Additional Directors]

Independence of Directors

Our common stock is listed on the American Stock Exchange. As a result, we follow the rules of the Exchange in determining if a director is independent. The board of directors also consults with our counsel to ensure that the board of directors' determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. Consistent with these considerations, the board of directors affirmatively has determined that Messrs. Frost, Beinstein, Eide,              and              will be our independent directors for the upcoming year. The other remaining directors would not be deemed independent under the Exchange's rules because they are currently employed by us or have other prior or existing relationships with us that results in them being deemed not "independent."

Code of Ethics

In February 2004, our board of directors adopted a code of ethics that applies to our directors, officers and employees as well as those of our subsidiaries. A copy of our code of ethics has been filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003. Requests for copies of our code of ethics should be sent in writing to Investor Relations Department, Ladenburg Thalmann Financial Services Inc., 590 Madison Avenue, 34th Floor, New York, New York 10022.

Board and Committee Information

During the fiscal year ended December 31, 2003, our board of directors met one time and acted by unanimous written consent two times. In 2003, two members of our board of directors attended our annual meeting. Although we do not have any formal policy regarding director attendance at annual shareholder meetings, we attempt to schedule our annual meetings so that all of our directors can attend. In addition, we expect our directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. We have standing nominating, compensation and audit committees of the board of directors. Each of our current directors attended at least 75% of the aggregate number of meetings of the board and of each committee of which he was a member held in 2003.

Nominating Committee Information

Our nominating committee was formed in February 2004 and consists of Henry C. Beinstein and Robert J. Eide, each of whom are independent directors. The nominating committee is responsible for overseeing the selection of persons to be nominated as our directors. The nominating committee considers persons identified by its members, management, investors, investment bankers and others. The nominating committee does not have a written charter, nor does it have any formal criteria for nominees. However, we feel that persons to be nominated should be actively engaged in business endeavors, have an understanding of financial statements, corporate budgeting and capital structure, and be willing to devote significant time to the promotion of the oversight duties of the board of directors of a public company. For more information regarding our nomination process, see the section entitled "2005 Annual Meeting Shareholder Proposals and Nominations" below.

At the annual meeting to which this proxy relates, some of the persons to be elected are current executive officers and directors standing for re-election. Additionally, some of the persons to be elected were recommended by our non-management directors currently standing for re-election.

As the nominating committee was not formed until February 2004, it did not meet during the fiscal year ended December 31, 2003.

Compensation Committee Information and Report

The compensation committee was established in November 1999 and is currently comprised of Henry C. Beinstein, Robert J. Eide and Howard M. Lorber. Following the annual meeting, Mr. Lorber will be replaced with                      to serve on the compensation committee. The compensation committee is responsible for administering our Annual Incentive Bonus Plan ("Bonus Plan"), our Special Performance Incentive Plan ("Incentive Plan") and our 1999 Performance Equity Plan ("Equity Plan"). During the fiscal year ended December 31, 2003, the compensation committee acted by unanimous written consent three times.

Compensation Committee Report on Executive Compensation

This report is made by our compensation committee, which consists of three non-employee directors. The responsibilities of the committee include:

•	establishing the general compensation policy for our executive officers, including our chief executive officer;

•	administering our Bonus Plan, Incentive Plan and Equity Plan, each of which is designed to comply with the requirements of Section 162(m) of the Internal Revenue Code; and

•	in administering each of these plans, determining who participates in the plans, establishing performance goals, if any, and determining specific grants and bonuses to the participants.

The committee's executive compensation policies are generally designed to provide competitive levels of compensation that integrate pay with our annual performance and reward above average corporate performance, recognize individual initiative and achievements, and assist us in attracting and retaining qualified executives. Our agreements with our executive officers have generally included compensation in the form of (i) a base salary, which was not anticipated to be the sole component of our executives total annual cash compensation, (ii) brokerage commissions with respect to customer accounts for which such individuals were the designated account representatives, (iii) participation in our Bonus Plan and Incentive Plan that was designed to provide additional cash compensation based upon our achieving specific criteria and performance targets and (iv) a grant of stock options under our Equity Plan.

Our Bonus Plan is a performance-based compensation plan which provides for the payment of bonuses to participants selected by the committee if performance targets established by the committee are met within the specified performance periods. For the fiscal year ended December 31, 2003, the committee determined at the beginning of the period that participating employees would participate in a bonus pool equal to 25% of our net income before taxes and before the accrual of compensation payable under this plan, provided that we achieved a 10% return on equity before taxes at the end of the fiscal year. For the fiscal year ended December 31, 2003, the predetermined target was not met and no awards were made under this plan.

Our Incentive Plan is similar in nature to our Bonus Plan in that participants selected by the committee at the beginning of the year are permitted to receive bonuses upon reaching performance targets established by the committee within specific performance periods, which performance targets can be based upon one or more selected business criteria. For the fiscal year ended December 31, 2003, the committee determined that the participants would be entitled to receive a bonus that is based upon total consolidated revenues provided that specified commission levels are achieved. These bonuses are paid monthly, based on the average monthly revenues to such date. Final awards reflecting the performance for the last month of the fiscal year and the fiscal year overall are not paid until the financial results for the year are reconciled and the committee has approved and certified that the established performance requirements have been achieved. During the fiscal year ended December 31, 2003, the performance targets were achieved and bonuses were paid to the participants based upon percentages established by the committee when it selected the participants.

Our Equity Plan was adopted by our shareholders in August 1999 under which our officers, directors, key employees and consultants are eligible to receive stock options, stock appreciation rights, restricted stock awards and other stock based awards. We may issue grants to executives upon their employment or at subsequent dates based on recommendations made by our senior management to the committee.

Compensation of the Chief Executive Officer

Victor Rivas served as our president and chief executive officer during the fiscal year ended December 31, 2003. Mr. Rivas' base salary for such year was determined in accordance with the employment agreement that we entered into with him in May 2001. Mr. Rivas' base salary was at the rate of $500,000 per year subject to periodic increases as determined by our board of directors or our compensation committee. As a portion of his compensation for the fiscal year ended December 31, 2003, Mr. Rivas received a guaranteed bonus of $500,000 paid in accordance with the terms of his employment agreement.

The Members of the Compensation Committee

Henry C. Beinstein Robert J. Eide Howard M. Lorber

Compensation Committee Interlocks and Insider Participation

Our compensation committee is comprised of Messrs. Beinstein, Eide and Lorber. None of these individuals served as an officer of our company or of our subsidiaries.

Victor M. Rivas, our former president and chief executive officer, serves as a member of New Valley's board of directors, of which Mr. Lorber is president, chief operating officer and a director. Additionally, Richard J. Lampen, New Valley's executive vice president, general counsel and director, is a member of our board of directors. No individual who is an executive officer of ours currently serves on the New Valley compensation committee.

Audit Committee Information and Report

Our audit committee was established in November 1999 and is currently comprised of Henry C. Beinstein, Robert J. Eide and Richard J. Lampen, with Mr. Beinstein serving as the chairman of the committee. Following the annual meeting, Mr. Lampen will be replaced with                      to serve on the audit committee. Except pursuant to limited exceptions, our audit committee is required by the American Stock Exchange to be made up of at least three "independent directors" who are also "financially literate" as defined in the standards. These listing standards define an "independent director" generally as a person, other than an officer of the company, who does not have a relationship with the company that would interfere with the director's exercise of independent judgment. The listing standards define "financially literate" as being able to read and understand fundamental financial statements (including a company's balance sheet, income statement and cash flow statement).

Financial Expert on Audit Committee

Our board of directors believes that the audit committee has at least one "audit committee financial expert" (as defined in Regulation 240.401(h)(1)(i)(A) of Regulation S-K) serving on its audit committee, such "audit committee financial expert" being Mr. Beinstein. Our board of directors also believes that Mr. Beinstein would be considered an "independent" director under Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934.

Meetings and Attendance

During the fiscal year ended December 31, 2003, the audit committee met four times.

Audit Fees

For the fiscal years ended December 31, 2003 and 2002, the aggregate fees billed for professional services rendered by our principal accountant for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years were $186,250 and $165,500, respectively.

Audit-Related Fees

For the fiscal years ended December 31, 2003 and 2002, the aggregate fees billed for assurance and related services by our principal accountant that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the paragraph entitled "Audit Fees" above were $23,000 and $20,000, respectively. These fees were for the audit of our 401(k) retirement plan.

Tax Fees

For the fiscal years ended December 31, 2003 and 2002, the aggregate fees billed for professional services rendered by our principal accountant for tax compliance, tax advice, and tax planning were $37,750 and $59,500, respectively. The services performed include the preparation of our federal, state and local income tax returns for the fiscal years ended September 30, 2003 and 2002, federal net operating loss carryback returns and the tax returns of the Ladenburg Focus Fund, L.P., one of our private investment funds.

All Other Fees

For the fiscal years ended December 31, 2003 and 2002, the aggregate fees billed for products and services provided by our principal accountant, other than the services reported above were $9,000 and $0, respectively. The services performed were agreed upon procedures relating to Ladenburg's compliance with the anti-money laundering requirements of the USA PATRIOT Act of 2001.

Audit Committee Pre-Approval Policies and Procedures

In accordance with Section 10A(i) of the Securities Exchange Act of 1934, before we engage our independent accountant to render audit or non-audit services, the engagement is approved by our audit committee. Our audit committee approved all of the fees referred to in the sections entitled "Audit Fees," Audit-Related Fee," "Tax Fees" and "All Other Fees" above.

Audit Committee Report

Pursuant to the audit committee's written charter, which was adopted on June 29, 2000, as amended and restated on August 12, 2003, our audit committee's responsibilities include, among other things:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	discussing with management and the independent auditor the effect on our financial statements of (i) regulatory and accounting initiatives and (ii) off-balance sheet structures;

•	discussing with management major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies;

•	reviewing disclosures made to the audit committee by our chief executive officer and chief financial officer during their certification process for our Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	reviewing and approving all related-party transactions;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all auditing services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•	appointing or replacing the independent auditor;

•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

Our audit committee has met and held discussions with management and our independent auditors. Management represented to the committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Our independent auditors also provided the audit committee with the written disclosures required by Independence

Standards Board Standard No. 1(Independence Discussions with Audit Committees) and the committee discussed with the independent auditors and management the auditors' independence, including with regard to fees for services rendered during the fiscal year and for all other professional services rendered by our independent auditors. Based upon the committee's discussion with management and the independent auditors and the committee's review of the representations of management and the report of the independent auditors to the audit committee, the committee recommended that the board of directors include the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2003.

The Members of the Audit Committee

Henry C. Beinstein Robert J. Eide Richard J. Lampen

Notwithstanding anything to the contrary set forth in our previous filings under the Securities Act or the Exchange Act that might incorporate future filings made by us under those statutes, the sections set forth above under the captions entitled "Compensation Committee Report on Executive Compensation," "Audit Committee Information and Report" and below under the caption entitled "Stock Price Performance Graph" will not be incorporated by reference in any of those prior filings or any future filings by us.

Executive Compensation

The following table shows the compensation paid or accrued by us to our chief executive officer and to our most highly compensated executive officers whose total 2003 compensation exceeded $100,000 (collectively, the "Named Executive Officers") for the calendar years 2003, 2002 and 2001. All compensation figures in this table and the notes thereto are in dollars.

Name and Principal Position	Fiscal Period	Annual Compensation				Long-Term Compensation	All Other Compensation
		Salary ($)		Bonus ($)		Options (#)
Victor M. Rivas	2003	500,000		500,000	(1)	-0-	2,254	(2)
Former President and	2002	500,000		595,678	(3)	300,000	3,044	(2)
Chief Executive Officer	2001	500,000	(4)	867,826	(5)	1,000,000	375,000	(6)
Mark Zeitchick	2003	90,000		307,981	(7)	-0-	79,580	(2)
Former Executive Vice	2002	90,000		378,055	(7)	250,000	32,357	(2)
President	2001	66,500		379,681	(7)	-0-	15,458	(2)
Vincent A. Mangone	2003	90,000		307,981	(7)	-0-	85,378	(2)
Former Executive Vice	2002	90,000		378,055	(7)	250,000	40,341	(2)
President	2001	66,500		379,681	(7)	-0-	10,752	(2)
Salvatore Giardina	2003	214,000		55,000	(8)	30,000	-0-
Vice President and Chief	2002	214,000		-0-		35,000	70	(9)
Financial Officer	2001	214,000		3,500	(8)	-0-	709	(9)

(1)	Represents a $500,000 bonus paid by us.

(2)	Represents commissions earned from customer accounts for which the individual is a designated account representative.

(3)	Represents (i) a $500,000 bonus paid by us and (ii) a $95,678 bonus paid by us under our Incentive Plan.

(4)	Represents $173,973 of salary paid by Ladenburg prior to the consummation of the stock purchase agreement with New Valley, Berliner and Ladenburg on May 7, 2001 and $326,027 of salary paid thereafter by us.

(5)	Represents (i) a $173,973 bonus paid by Ladenburg, (ii) a $326,027 bonus paid by us pursuant to his employment agreement and (iii) a $367,826 bonus paid by us under our Incentive Plan.

(6)	Represents the portion of a fee paid by New Valley to Mr. Rivas which was reimbursed by Ladenburg for his services in connection with the closing of the stock purchase agreement with New Valley, Berliner and Ladenburg.

(7)	Represents a bonus paid to the individual under our Incentive Plan.

(8)	Represents a discretionary bonus received by the individual.

(9)	Represents residual earnings from stock options surrendered with respect to the 1995 merger of Ladenburg and New Valley.

Compensation Arrangements for Executive Officers

Victor M. Rivas was formerly employed by us as our president and chief executive officer under an employment agreement with Ladenburg which would have expired in August 2004. On March 9, 2004, we entered into a severance, waiver and release agreement with Mr. Rivas. Under the severance agreement, effective March 31, 2004, Mr. Rivas retired from all of his positions with us and all of our subsidiaries including Ladenburg. Pursuant to the severance agreement, Mr. Rivas received (i) a lump sum payment of approximately $449,000 (representing various amounts owed to him under his existing employment agreement) and (ii) continued health benefits under his existing employment agreement until the earlier of his 65th birthday or until he is covered on a comparable basis by another plan.

In connection with Mr. Rivas' retirement, we entered into an employment agreement with Charles I. Johnston pursuant to which Mr. Johnston serves as our president and chief executive officer and as a member of our board of directors and as chairman and chief executive officer of Ladenburg effective as of April 1, 2004. The agreement continues indefinitely until terminated by either party in accordance with the agreement. Under the agreement, Mr. Johnston receives a base salary of $250,000 per year. Additionally, in connection with his commencing work for us, we paid him a bonus of $10,417 on April 1, 2004. We also issued Mr. Johnston options to purchase 2,500,000 shares of our common stock at a price of $0.75 per share, 1,000,000 of which are under our Equity Plan and 1,500,000 of which are outside the plan. The options vest based on Mr. Johnston's continued employment with us in five annual installments commencing on March 9, 2005 and expire on March 8, 2014. The options provide that if a "change of control" (as defined in the Employment Agreement) occurs, all options not yet vested will vest and become immediately exercisable. If Mr. Johnston is terminated by us for any reason other than for cause within the first year of the agreement, we are obligated to pay him $100,000 and 100,000 of his options will vest. Thereafter, we will be required to pay him a full year's base salary if we terminate his employment. The employment agreement also provides that Mr. Johnston will not compete with us or any of our subsidiaries in any company that is materially involved in the retail brokerage business for a period of one year from the date of his termination.

Salvatore Giardina is currently employed by us as our executive vice president and chief financial officer until April 1, 2005 under an employment agreement with Ladenburg. The employment agreement provides for an annual base salary of approximately $214,000 subject to periodic increases and discretionary bonuses as determined by our board of directors or our compensation committee. If Mr. Giardina is terminated by us for any reason other than for cause during the term of the agreement, we are obligated to pay him the remainder of his salary during the term of the agreement as a lump sum payment. The agreement provides that Mr. Giardina will not, for a period of one year from the date of his termination, solicit or induce any director, officer or employee of us or our subsidiaries to terminate such person's employment or to become employed by any other corporation or business.

Effective December 31, 2002, we entered into an amendment to Richard Rosenstock's employment agreement that provided for him to no longer be employed by us. However, he will continue to be employed by Ladenburg as a registered representative until December 31, 2005. Mr. Rosenstock, a member of our board of directors and our former vice chairman and chief operating officer, received $25,000 upon signing of the amendment and a monthly base salary of approximately $17,000 for the first year of the agreement and now receives a monthly base salary of $15,000 for the duration of the agreement. Additionally, Mr. Rosenstock will receive 50% of all of his retail brokerage production for the term of the agreement and 15% of any compensation received by Ladenburg or any of its affiliates as a finders fee for any corporate finance transactions entered into within 18 months after the introduction by Mr. Rosenstock to Ladenburg. He is no longer entitled to participate in the Incentive Plan and Bonus Plan. The agreement provides that Mr. Rosenstock will not compete with us or our subsidiaries for a period of one year from the date of his termination, but allows him to deal with any of his prior or then existing customers or clients without any restriction. The signing bonus and base salary are considered a buy-out for accounting purposes, and accordingly, a total of $590,000 was accrued as of December 31, 2002 and included in operating expenses for 2002.

Messrs. Zeitchick and Mangone, our former executive vice presidents, were previously employed by us and Ladenburg Capital Management pursuant to five-year employment agreements dated August 24, 1999. Effective December 31, 2003, we entered into amendments to each of Messrs. Zeitchick's and Mangone's agreements that provided for them to terminate their employment with us as our executive vice presidents. The amendments provides for each of them to be employed with Ladenburg as a registered representative until August 31, 2004. Messrs. Zeitchick and Mangone will each receive a monthly base salary of approximately $4,000 for the duration of the agreement and be entitled to continue to participate in our Bonus Plan as well as receive an override (as defined in our Incentive Plan) at a rate of 0.25335%. They will also receive a 50% payout on all of their retail brokerage production in accordance with Ladenburg's standard procedures as well as 15% of any compensation received by Ladenburg or any of its affiliates as a finders fee for any corporate finance transactions entered into within 18 months after the introduction by them to Ladenburg. Additionally, each received $7,684 representing 20% of the amounts paid to Ladenburg Capital Fund Management, the general partner of the Ladenburg Focus Fund, as performance, management and other fees in connection with the fund during or relating to the year ended December 31, 2003. The agreements provide that Messrs. Zeitchick and Mangone will not compete with us or our subsidiaries for a period of one year from the date of their termination, but allows them to deal with any of their prior or then existing customers or clients without any restriction. The remaining salary payable under these amended employment agreements is considered a buy-out for accounting purposes, and accordingly, a total of $60,000 was accrued as of December 31, 2003 and included in operating expenses for 2003.

Compensation Arrangements for Directors

Directors who are employees of ours receive no cash compensation for serving as directors. Our non-employee directors receive annual fees of $15,000, payable in quarterly installments, for their services on our board of directors, and members of our audit committee and compensation committee each receive an additional annual fee of $10,000 and $5,000, respectively. In addition, each director receives five hundred dollars per meeting that he attends. Additionally, upon their election or re-election, as the case may be, we grant our non-employee directors ten-year options under our 1999 Performance Equity Plan to purchase 20,000 shares of our common stock at fair market value on the date of grant. All of our directors are reimbursed for their costs incurred in attending meetings of the board of directors or of the committees on which they serve.

Option Grants

The following table represents the stock options granted in the fiscal year ended December 31, 2003, to the Named Executive Officers.

STOCK OPTION GRANTS IN 2003
Name of Executive	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year (%)	Exercise Price of Options ($)	Expiration Date	Grant Date Present Value(1)($)
Salvatore Giardina	30,000	2.6%	0.45	12/16/13	$12,300

(1)	The estimated present value at grant date of the options granted to such individual has been calculated using the Black-Scholes option pricing model, based upon the following assumptions:

volatility of 103.20%, a risk-free rate of 4.27%, an expected life of 10 years, a dividend rate of 0% and no forfeiture. The approach used in developing the assumptions upon which the Black-Scholes valuation was done is consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

The following table sets forth the fiscal year-end option values of outstanding options at December 31, 2003, and the dollar value of unexercised, in-the-money options for our Named Executive Officers. There were no stock options exercised by any of the Named Executive Officers in 2003.

AGGREGATED FISCAL YEAR-END OPTION VALUES
Name	Number of Securities Underlying Unexercised Options at Fiscal Year End:		Dollar Value of Unexercised in-the-money Options at Fiscal Year End
	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Victor M. Rivas	766,666	533,334	-0-	-0-
Mark Zeitchick	183,333	166,667	-0-	-0-
Vincent A. Mangone	183,333	166,667	-0-	-0-
Salvatore Giardina	11,667	53,333	-0-	-0-

Annual Incentive Bonus Plan

On August 23, 1999, our shareholders adopted the Annual Incentive Bonus Plan, which is a performance-based compensation plan for our executive officers and other key employees. The plan is administered by our compensation committee and is intended to comply with the regulations issued under Section 162(m) of the Internal Revenue Code. Under this plan, bonuses are paid to participants selected by our compensation committee if performance targets established by our compensation committee are met within the specified performance periods. For the fiscal year ended December 31, 2003 and for the fiscal year ending December 31, 2004, our compensation committee determined that participating employees would share in a bonus pool equal to 25% of our net income before taxes and before the accrual of compensation payable under this plan provided that we achieve a 10% return on equity before taxes at the end of the fiscal year. The maximum award payable annually to any participant under this plan was limited to a percentage of the bonus pool created and was subject to the maximum limit of $5,000 for any person. The maximum award available to Victor M. Rivas under the Plan was limited to 32.5% of the Pool and the maximum award available to any other participant under the plan was limited to 22.5% of the Pool. No awards were made under the Bonus Plan for fiscal 2003 to Messrs. Rivas, Zeitchick and Mangone, the participants in the Bonus Plan for 2003. The compensation committee has selected Messrs. Zeitchick and Mangone to participate in the Bonus Plan for fiscal 2004.

Special Performance Incentive Plan

On August 23, 1999, our shareholders adopted our Special Performance Incentive Plan. The Incentive Plan is similar in nature to the Bonus Plan in seeking to provide performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code. Executive officers and key employees selected by our compensation committee may receive bonuses upon reaching performance targets established by our compensation committee within specific performance periods, which performance targets may be based upon one or more selected business criteria. For the fiscal year ended December 31, 2003 and for the fiscal year ending December 31, 2004, the compensation committee has determined that participants are entitled to receive an incentive award that is based on our total consolidated revenues provided that specified commission levels are achieved. Awards are payable monthly, based on the average monthly revenues to such date. However, final awards reflecting the performance for the last month of the fiscal period and the fiscal period overall are not paid until all financial results for the year are reconciled and the compensation committee has approved and certified that the established performance requirements have been achieved. The maximum award payable for any fiscal period to any participant is the lesser of $5,000,000 or a set percentage for the individual participants as disclosed elsewhere in this report. Messrs. Zeitchick and Mangone received bonuses under the Incentive Plan for fiscal 2003 as disclosed in the Summary Compensation table above. The compensation committee has determined that Messrs. Zeitchick and Mangone will currently be entitled to participate in this plan for fiscal 2004.

1999 Performance Equity Plan

On August 23, 1999, our shareholders adopted the 1999 Performance Equity Plan covering 3,000,000 shares of our common stock, under which our officers, directors, key employees and consultants are eligible to receive incentive or non-qualified stock options, stock appreciation rights, restricted stock awards, deferred stock, stock reload options and other stock based awards. On May 7, 2001, our shareholders approved an amendment increasing the number of shares available for issuance under the plan to 5,500,000 shares. On November 6, 2002, our shareholders approved another amendment increasing the number of shares available for issuance under the plan to 10,000,000 shares. The Equity Plan will terminate when no further awards may be granted and awards granted are no longer outstanding, provided that incentive options may only be granted until May 26, 2009. The plan is intended to comply with the regulations issued under Section 162(m) of the Internal Revenue Code and is administered by our compensation committee. To the extent permitted under the provisions of the plan, the compensation committee has authority to determine the selection of participants, allotment of shares, price, and other conditions of awards.

Ladenburg Thalmann Financial Services Inc. Employee Stock Purchase Plan

In November 2002, our shareholders approved the "Ladenburg Thalmann Financial Services Inc. Employee Stock Purchase Plan," under which a total of 5,000,000 shares of common stock are available for issuance. Under this stock purchase plan, as currently administered by the compensation committee, all full-time employees may use a portion of their salary to acquire shares of our common stock. Option periods have been initially set at three months long and commence on January 1st, April 1st, July 1st and October 1st of each year and end on March 31st, June 30th, September 30th and December 31st of each year. On the first day of each option period, known as the "date of grant," each participating employee is automatically granted an option to purchase shares of our common stock to be automatically exercised on the last trading day of the three-month purchase period comprising an option period. The last trading day of an option period is known as an "exercise date." On the exercise date, the amounts withheld will be applied to purchase shares for the employee from us. The purchase price will be the lesser of 85% of the last sale price of our common stock on the date of grant or on the exercise date. The plan became effective November 6, 2002 and as of the date of this proxy statement,                      shares of common stock have been issued under it.

Equity Compensation Plan Information

The following table sets forth certain information at December 31, 2003 with respect to our equity compensation plans that provide for the issuance of options, warrants or rights to purchase our securities.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in the first column)
Equity Compensation Plans Approved by Security Holders	5,453,030	$1.76	4,546,970
Equity Compensation Plans Not Approved by Security Holders	200,000	$1.00	-0-

On August 31, 2001, New Valley and Frost-Nevada each loaned us $1,000,000. As consideration for the loans, we issued to each of them a five-year, immediately exercisable warrant to purchase

100,000 shares of our common stock at an exercise price of $1.00 per share. These two warrants are our only equity compensation "plans" not approved by our shareholders.

Stock Price Performance Graph

The graph below compares the cumulative total return of our common stock from January 1, 1998 through December 31, 2003 with the cumulative total return of companies comprising the Amex Composite Index (formerly the Amex Market Value Index) and a peer group selected by us based on comparative revenue. The graph plots the growth in value of an initial investment of $100 in each of our common stock, the Amex Composite Index and the peer groups selected by us over the indicated time periods, and assuming reinvestment of all dividends, if any, paid on our the securities. We have not paid any cash dividends and, therefore, the cumulative total return calculation for us is based solely upon stock price appreciation and not upon reinvestment of cash dividends. The stock price performance shown on the graph is not necessarily indicative of future price performance.

Our peer group is comprised of companies engaged in the same business that we are, each with revenues comparable to ours, and consists of the following companies: First Albany Companies, Inc., First Montauk Financial Corp., The John Nuveen Co., Kirlin Holding Corp., Crown Financial Group, Inc. (formerly M.H. Meyerson & Co., Inc.), Olympic Cascade Financial Corp., Paulson Capital Corp., Siebert Financial Corp. and Stifel Financial Corp.

COMPARISON OF 63 MONTH CUMULATIVE TOTAL RETURN*
AMONG LADENBURG THALMANN FINANCIAL SERVICES INC.,
THE AMEX MARKET VALUE (U.S. & FOREIGN) INDEX AND A PEER GROUP

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of these forms furnished to us and representations that no other reports were required, all Section 16(a) reporting requirements were complied with during the fiscal year ending December 31, 2003.

Certain Relationships and Related Transactions

On May 7, 2001, we consummated the stock purchase agreement, as amended, with New Valley, Berliner Effektengesellschaft AG and Ladenburg in which we acquired all of the outstanding common stock of Ladenburg. This transaction and the subsequent Debt Conversion and repurchase of the senior convertible promissory note held by Berliner is described in greater detail under Proposal II, Debt Conversion, below.

Prior to the consummation of the acquisition of the outstanding common stock of Ladenburg, New Valley maintained office space at Ladenburg's principal offices. In connection with the consummation of the transaction, New Valley entered into a license agreement with Ladenburg in which New Valley will continue to occupy this space at no cost to New Valley. The license agreement is for one year and is automatically renewed for successive one-year periods unless terminated by New Valley. The space, which is not currently occupied by New Valley, has been subleased on a short-term basis by Ladenburg to an unaffiliated third party.

From June 2001 until October 2002, J. Bryant Kirkland III, the vice president, treasurer and chief financial officer of New Valley, served as our chief financial officer and New Valley did not allocate any expense to us for his services. In December 2002, we accrued compensation for Mr. Kirkland's services, in the amount of $100,000 which was paid in four quarterly installments of $25,000, commencing April 1, 2003.

On March 27, 2002, we borrowed $2,500,000 from New Valley. The loan, which bears interest at 1% above the prime rate, was due on the earlier of December 31, 2003 or the completion of one or more equity financings where we receive at least $5,000,000 in total proceeds. The terms of the loan restrict us from incurring or assuming any indebtedness that is not subordinated to the loan so long as the loan is outstanding. On July 16, 2002, we borrowed an additional $2,500,000 from New Valley on the same terms as the March 2002 loan. In November 2002, we completed the renegotiation of our clearing agreement with one of our clearing brokers whereby this clearing broker became our primary clearing broker, clearing substantially all of our business. As part of the new agreement with this clearing broker, an affiliate of the clearing broker loaned us an aggregate of $3,500,000 in December 2002. In connection with these loans, New Valley agreed to extend the maturity of its loans to December 31, 2006 and to subordinate its loans to the repayment of the loans made by the affiliate of our clearing broker.

On October 8, 2002, we borrowed an additional $2,000,000 from New Valley. The loan, which bore interest at 1% above the prime rate, matured on the earliest of December 31, 2002, the next business day after we received our federal income tax refund for the fiscal year ended September 30, 2002, and the next business day after we received a loan from an affiliate of our clearing broker in connection with the conversion of additional clearing business to this broker. This loan was repaid in December 2002 upon receipt of the loans made by the affiliate of our clearing broker.

We may from time to time borrow additional funds on a short-term basis from New Valley or from other parties, including our shareholders and clearing brokers, on terms which will be no less favorable than we could obtain from an unaffiliated third party in order to supplement the liquidity of our broker-dealer operations.

Howard Lorber is chairman of the board of directors of Hallman & Lorber Associates, Inc., a private consulting and actuarial firm, and related entities, which receive commissions from insurance policies written for us. These commissions amounted to approximately $48,000 in 2003.

Several members of the immediate families of our executive officers and directors are employed as registered representatives of Ladenburg. As such, they receive a percentage of commissions generated from customer accounts for which they are designated account representatives and are eligible to receive bonuses in the discretion of management. The arrangements we have with these individuals are similar to the arrangements we have with our other registered representatives. Richard Sonkin, the brother-in-law of Richard J. Rosenstock, received approximately $248,000 in compensation during 2003. Steven Zeitchick, the brother of Mark Zeitchick, received $329,000 in compensation during 2003. It is anticipated that each of these individuals will receive in excess of $60,000 in compensation from us in 2004.

PROPOSAL II

DEBT CONVERSION

On March 29, 2004, we entered into an agreement ("Debt Conversion Agreement") with New Valley and Frost-Nevada pursuant to which such parties agreed to convert their outstanding senior convertible promissory notes, and all accrued but unpaid interest thereon, into shares of our common stock, subject to shareholder approval. Pursuant to the Debt Conversion Agreement, New Valley and Frost-Nevada will convert their notes into                      and                      shares of common stock, respectively, at reduced conversion prices of $1.10 per share for New Valley (from $2.0836498 per share) and $0.70 per share for Frost-Nevada (from $1.5390594 per share). As a result of the conversion, New Valley and Frost-Nevada will beneficially own approximately 12.5% and 27.6%, respectively, of our common stock.

A copy of the Debt Conversion Agreement is attached hereto as Appendix A. You are urged to read the Debt Conversion Agreement and the other attachments carefully. It is contemplated that the conversion will be consummated promptly after the meeting if shareholders approve this proposal.

Background

On May 7, 2001, we consummated the stock purchase agreement, as amended, with New Valley Corporation, Berliner Effektengesellschaft AG and Ladenburg Thalmann & Co. Inc. in which we acquired all of the outstanding common stock of Ladenburg. As partial consideration for the common stock of Ladenburg, we issued:

•	18,598,098 shares of common stock and $8.01 million aggregate principal amount of our senior convertible promissory notes, convertible into 3,844,216 shares of common stock, to New Valley; and

•	4,620,501 shares of common stock and $1.99 million aggregate principal amount of our senior convertible promissory notes, convertible into 955,055 shares of common stock, to Berliner.

We also paid New Valley and Berliner $8.01 million and $1.99 million in cash, respectively. The cash portion of the consideration paid to New Valley and Berliner was obtained pursuant to a loan agreement with Frost-Nevada Limited Partnership under which Frost-Nevada provided us with $10.0 million in cash in exchange for $10.0 million aggregate principal amount of our senior convertible promissory notes, convertible into 6,497,475 shares of common stock. These notes were subsequently transferred to Frost-Nevada Investments Trust.

The note issued to New Valley bears interest at a rate of 7.5% per year, payable quarterly, and is secured by a pledge of the shares of common stock of Ladenburg Thalmann & Co. The note is convertible, in whole or in part, at any time, into that number of shares of common stock determined by dividing the principal and interest to be converted by the "conversion price." The "conversion price" is $2.0836498 and is subject to anti-dilution adjustment for stock splits, dividends and other similar events. Additionally, if, during any period of 20 consecutive trading days, the closing sale price of our common stock is at least $8.00, the principal and all accrued interest on the note will be automatically converted into shares of common stock at the conversion price then in effect. The note also provides that if a change of control occurs, as defined in the note, we must offer to purchase the note at a purchase price equal to the unpaid principal amount of the note and the accrued interest.

The note issued to Frost-Nevada has the same terms as the note issued to New Valley, except that the conversion price of the note is $1.5390594 and it pays interest at a rate of 8.5% per year. The note issued to Frost-Nevada is also secured by a pledge of the shares of common stock of Ladenburg Thalmann & Co.

On June 28, 2002, New Valley and Frost-Nevada agreed with us to forbear until May 15, 2003 payment of the interest due to them under the senior convertible promissory notes held by them on the interest payment dates of the notes commencing on June 30, 2002 through March 2003. On

March 3, 2003, these parties agreed to extend the interest forbearance period to January 15, 2005 with respect to interest payments due through December 31, 2004. Interest on the deferred amounts accrues at 8% on the New Valley note and 9% on the Frost-Nevada note. We also agreed to apply any net proceeds from any subsequent public offerings to any such deferred amounts owed to the holders of the notes to the extent possible.

Although the holders of our outstanding senior convertible promissory notes had agreed to the forbearance described above, our outstanding indebtedness resulted in a negative net worth and continued to negatively impact our operations, including our ability to attract and retain brokers. Our negative net worth has also had an effect on our continued listing with the American Stock Exchange, which requires us to maintain certain minimum levels of stockholders' equity that we are unable to maintain due in part to our outstanding indebtedness. As a result, we determined to have several members of our management initiate discussions with the note holders in an attempt to explore possible solutions to our highly leveraged status. After continued negotiations over several months, we were ultimately able to enter into the Note Purchase Agreement and Debt Conversion Agreement described below.

Note Purchase Agreement

The note issued to Berliner had the same terms that the note issued to New Valley had and Berliner had agreed to the same forbearance terms as New Valley and Frost-Nevada did. On March 29, 2004, we entered into an agreement (the "Note Purchase Agreement") with Berliner pursuant to which we repurchased the note held by Berliner, plus all accrued but unpaid interest thereon, for $1,000,000 in cash and such note was immediately retired.

Debt Conversion Agreement

On March 29, 2004, we entered into the Debt Conversion Agreement with New Valley and Frost-Nevada. The Debt Conversion Agreement contains customary representations and warranties for transactions of this nature made by each of the parties and is subject to approval by our shareholders. The Debt Conversion is expected to take place promptly following the annual meeting assuming shareholder approval is obtained. Pursuant to the agreement:

•	we agreed to cause the shares of common stock to be issued to New Valley and Frost-Nevada to be listed on the American Stock Exchange;

•	we agreed to file, and use reasonable best efforts to cause to be declared effective by the SEC as promptly as practicable but in no event later than six months following the closing date of the Debt Conversion, a registration statement to register the shares of common stock to be received by New Valley and Frost-Nevada upon conversion of their senior convertible promissory notes for resale pursuant to the Securities Act of 1933, as amended;

•	certain current and former members of our board of directors agreed to vote the shares of our common stock held by them on the date of the agreement in accordance with the vote of a majority of votes cast at the meeting, excluding the shares held by such parties; and

•	we agreed to pay the all costs and expenses, including reasonable attorneys' fees, incurred by New Valley and Frost-Nevada with respect to the negotiation, execution, delivery and performance of the agreement as well as to reimburse or advance to them any costs and expenses incurred by them in connection with the engagement of a nationally recognized appraiser to perform an appraisal of the value of the shares of common stock they receive upon conversion of their senior convertible promissory notes for purposes of preparing their tax returns.

Although we will not receive any proceeds from the issuance of our common stock upon conversion of the senior convertible promissory notes, we will immediately retire, without the payment of additional consideration, the debt attributable to the notes converted. We currently anticipate recording a pre-tax charge in 2004 of approximately $10,900,000 in our statements of operations upon consummation of the Debt Conversion. The charge reflects expense attributable to the reduction in the conversion price of the notes to be converted, offset partially by the gain on the repurchase of the Berliner note pursuant to the Note Purchase Agreement. The net balance sheet effect of the transactions will be an increase in our shareholders' equity of approximately $22,900,000.

The issuance of our common stock at a price below the book value per share will have a dilutive effect on the book value of our outstanding shares of common stock. The issuance may also have a dilutive effect on earnings per share and the relative voting power of our current shareholders.

Special Committee

While the weighted average conversion price at which New Valley and Frost-Nevada will be converting their notes into common stock was below the market price of our common stock at the time of the agreement, we believed the price was fair from a financial point of view to our unaffiliated shareholders. However, due to the fact that several members of our board of directors have relationships with New Valley or Vector Group, the principal shareholder of New Valley, or Frost-Nevada, either as being members on their respective boards of directors, executive officers or shareholders, we sought to independently confirm this fact. To this end, we determined to form a special committee comprised of Richard J. Rosenstock, a member of our board of directors, and Mark Zeitchick and Vincent A. Mangone, each a former executive vice president and director of ours. These three individuals are the only members of our board of directors without an affiliation of any kind to New Valley, Vector Group or Frost-Nevada. On March 5, 2004, the special committee engaged Capitalink, L.C. to confirm to the committee that the Debt Conversion was fair, from a financial point of view, to our unaffiliated shareholders and issue a fairness opinion if it concluded it could do so.

Fairness Opinion

Capitalink delivered its written opinion to the committee on March 25, 2004 stating that, as of such date, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the weighted average conversion price was fair, from a financial point of view, to our unaffiliated shareholders.

The full text of the written opinion of Capitalink is attached as Appendix B and is incorporated by reference into this proxy statement. You are urged to read the Capitalink opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Capitalink in rendering its opinion. The summary of the Capitalink opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. The Capitalink opinion is not intended to be and does not constitute a recommendation to you as to how you should vote with respect to the transaction. Capitalink was not requested to opine as to, and its opinion does not address, our underlying business decision to proceed with or effect the transaction. Further, Capitalink was not asked to consider, and its opinion does not address, the relative merits of the transaction as compared to any alternative business strategy that we might pursue. Capitalink was not engaged to seek alternatives to the transaction that might exist for us.

Capitalink is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and for other purposes. Capitalink does not beneficially own any interest in us. Our special committee determined to use the services of Capitalink because it is a recognized investment banking firm that has substantial experience in similar matters. Capitalink has received a fee in connection with the preparation and issuance of its opinion. In addition, we have agreed to indemnify Capitalink for certain liabilities that may arise out of the rendering of the opinion.

In arriving at its opinion, Capitalink took into account an assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Capitalink reviewed and/or analyzed:

•	drafts of the Debt Conversion Agreement and Note Purchase Agreement (which such drafts did not differ in any material way from the final Debt Conversion Agreement and Note Purchase Agreement ultimately entered into by the respective parties);

•	publicly available financial information and other data with respect to our company, including our Annual Report on Form 10-K for the year ended December 31, 2002, our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003, our Current Report on Form 8-K, dated February 19, 2004, and our Proxy Statement dated August 22, 2003;

•	our draft Annual Report on Form 10-K for the year ended December 31, 2003;

•	certain documentation prepared in connection with our continued listing application for the American Stock Exchange;

•	certain financial characteristics of companies that were deemed to have characteristics comparable to us;

•	certain financial characteristics of target companies in transactions where such target companies were deemed to have characteristics comparable to us;

•	the transaction's financial impact on our book value;

•	the transaction's impact on our common stock outstanding;

•	our free cash flows;

•	the premium implied by the conversion price;

•	our historical financial results and present financial condition; and

•	certain publicly available information concerning the trading of, and the trading market for, our common stock.

Capitalink also performed such other analyses and examinations as were deemed appropriate and held discussions with our senior management, members of our special committee as well as our full board and discussed with them certain financial and operating information furnished by them, including financial analyses with respect to our business and operations.

In arriving at its opinion, Capitalink relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information and further relied upon the assurances of our management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. Capitalink did not make a physical inspection of our properties and facilities and did not make or obtain any evaluations or appraisals of our assets and liabilities (contingent or otherwise). Capitalink assumed that the transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. Capitalink assumed that the transaction will be consummated substantially in accordance with the terms set forth, without any further amendments thereto, and without waiver by us of any of the conditions to any obligations, or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to our unaffiliated shareholders.

Capitalink's opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, March 25, 2004. Accordingly, although subsequent developments may affect its opinion, Capitalink has not assumed any obligation to update, review or reaffirm its opinion.

The estimates contained in Capitalink's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Capitalink's analyses and estimates are inherently subject to substantial uncertainty.

Each of the analyses conducted by Capitalink was carried out in order to provide a different perspective on the transaction, and to enhance the total mix of information available. Capitalink did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the purchase price to our unaffiliated shareholders. Capitalink did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Capitalink in connection with the preparation of its opinion.

The financial review and analyses include information presented in tabular format. In order to fully understand Capitalink's financial review and analyses, the tables must be read together with the text presented. The tables alone are not a complete description of the financial review and analyses and considering the tables alone could create a misleading or incomplete view of Capitalink's financial review and analyses.

Further, the summary of Capitalink's analyses described below is not a complete description of the analyses underlying Capitalink's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Capitalink made qualitative judgments as to the relevance of each analysis and factors that it considered. In addition, Capitalink may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Capitalink's view of our actual value. In performing its analyses, Capitalink made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. The analyses performed by Capitalink are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold.

The analyses performed were prepared solely as part of Capitalink's analysis of the fairness of the conversion price, from a financial point of view, to our unaffiliated shareholders, and were provided to our special committee in connection with the delivery of Capitalink's opinion. The opinion of Capitalink was just one of the many factors taken into account by the special committee and our board of directors in making its determination to approve the transactions, including those described elsewhere in this proxy statement.

Pro Forma Analysis.    Capitalink analyzed the pro forma impact of the transaction to our book value and securities ownership as of December 31, 2003 and June 30, 2004 (the initial estimated closing date of the transaction). Based on pro forma information as of December 31, 2003, our net book value per share would increase from $(0.37) per share to $0.07 per share after the transaction. This result is increased to $0.08 after taking into account the repurchase of the note held by Berliner which occurred in March 2004. It was assumed approximately 24.855 million shares would be issued to New Valley and Frost-Nevada thereby increasing their beneficial ownership from 22.3% to 36.2%, respectively, on a fully diluted basis.

Based on pro forma numbers as of June 30, 2004, our net book value per share would increase from $(0.37) per share to $0.08 per share after the transaction, and $0.10 after the repurchase of the note held by Berliner. It was assumed approximately 25.877 million shares would be issued to New Valley and Frost-Nevada thereby increasing their beneficial ownership from 22.9% to 37.1%, respectively, on a fully diluted basis.

Financial Performance Analysis.    Capitalink undertook analyses of our historical and financial data in order to understand and interpret our operating and financial performance and strength.

Capitalink reviewed our historical financial data from our public filings for the four years ended December 31, 2002 and our draft financial statements for the year ended December 31, 2003. Our revenue and earnings were adjusted to remove any unusual or extraordinary sources of revenue and expenses. The adjustments provide a more accurate portrayal of our underlying earnings. Capitalink noted the following:

•	Revenue fell significantly over the reviewed period – from a high of $93.9 million in 2001 to $61.4 million in 2003. The fall in revenue was primarily due to several factors including the general downturn in the economy, the events of 9/11 and the reduction in our investment banking and market making activities.

•	The portion of revenue derived from brokerage commissions has steadily risen over the last four years from 36.9% in 2000 to 69.0% in 2003. The steady rise in this percentage is due to the reduction in our investment banking and market marking activities.

•	Our adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") has been extremely volatile over the past five years and has ranged from a high of $8.0 million for 2000 to $(21.9) million for 2002. Our losses in 2002 were primarily attributable to the significant downturn in the economy and broker-dealer activities compounded by the events of 9/11.

•	We were significantly leveraged as our interest bearing debt as of December 31, 2003 was approximately $33.6 million and we had a net worth of approximately ($16.2) million. Based on our historical performance, there was a question whether we would have the ability to pay accrued interest due January 15, 2005 or principal payments due December 2005 on our senior convertible notes.

Market Performance Analysis.    Capitalink utilized a historical stock price analysis to review and compare our stock performance to the general market indices and a selected peer group. In addition, Capitalink reviewed the liquidity of our common stock in the public trading markets.

Capitalink reviewed the daily closing market price and trading volume of our common stock for the period from May 7, 2001 and for the twelve month period ended March 23, 2004. Capitalink compared the daily closing market price performance of our common stock to both the comparable companies (noted below) and the Russell 3000 Index for both periods. Capitalink also calculated total trading volumes at various closing price ranges. In addition, the number of trading days, and the respective percentages, at certain trading volumes, was set forth.

Capitalink noted that since May 7, 2001, our common stock:

•	experienced limited liquidity with average and median daily number of shares traded at 59,964 and 18,400, respectively. It was further noted that there was no volume on approximately 11.6% of the available trading days;

•	average price was $0.68, and ranged from a high of $3.15 to a low of $0.05 and closed at $0.96 on March 23, 2004; and

•	fell 68.5%, while the Comparable Companies index rose 46.8% and the Russell 3000 Index fell 10.8%.

Capitalink also noted that during the latest twelve month period ended March 23, 2004, our common stock:

•	mean and median daily number of shares traded was 119,016 and 52,600, respectively;

•	average price was $0.42 and ranged from a high of $1.10 to a low of $0.05; and

•	rose sharply over the past year by 1820.0%, while the Comparable Companies index rose 104.9% and the Russell 3000 Index rose 29.5%.

Valuation Overview.    The following table provides a summary of the range of indicated values for each of the analyses used by Capitalink.

Methodology	Indicated Equity Value Per Share
Comparable Company Analysis	$0.42 - $0.90
Comparable Transaction Analysis	$0.56 - $0.70
Capitalized Earnings Analysis	$0.15 - $0.88

Selected Comparable Company Analysis.    Capitalink utilized the selected comparable company analysis, a market valuation approach, for the purposes of compiling guidelines or comparable company statistics and developing valuation metrics based on prices at which stocks of similar companies are trading in a public market.

The selected comparable company analysis compares the trading multiples of us with those of other publicly traded companies that are similar with respect to business model, operating sector, size and target customer base. Capitalink located seven companies that it deemed comparable to us with respect to their industry sector and operating model (the "Comparable Companies"). All of the Comparable Companies are regional based broker-dealers classified under the Standard Industrial Classification Code associated with security brokers, dealers and floatation companies. The Comparable Companies utilized were Stifel Financial Corp., Siebert Financial Corp., Paulson Capital Corp., Kirlin Holding Corp., Olympic Cascade Financial Corp., Vfinance, and First Montauk Financial.

As of March 25, 2004, our financial information for the 2003 period had not yet been released into the public domain, and therefore Capitalink utilized September 30, 2003 information in its comparable company review. However, Capitalink utilized the financial information included in our draft Annual Report on Form 10-K for the year ended December 31, 2003 (which did not differ in any material way from the financial information contained in the final Annual Report filed with the SEC) when implying indicated values based upon multiples derived from the Comparable Companies.

Based on size (in terms of enterprise value and revenues), we approximate the average of the Comparable Companies. As of March 23, 2004, the enterprise value for the Comparable Companies ranged from approximately $3.8 million to approximately $204.8 million and revenue ranged from approximately $21.0 million to approximately $221.6 million. In comparison, we had an enterprise value and revenue for the latest twelve month period ended September 30, 2003 of approximately $69.8 million and $64.1 million, respectively.

Capitalink reviewed certain financial information relating to us in the context of the corresponding financial information, ratios and public market multiples for the Comparable Companies. No company used in Capitalink's analysis was deemed to be identical or directly comparable to us. Accordingly, Capitalink considered the multiples for the Comparable Companies, taken as a whole, to be more relevant than the multiples of any single company.

Market values were used to calculate multiples of earnings per share, common equity, and net tangible common equity, while enterprise values were used to calculate multiples of latest twelve month revenue, latest twelve month earnings before interest and taxes, latest twelve month EBITDA, and total assets. For comparative purposes, all operating profits, including EBITDA, were normalized to exclude unusual and extraordinary expenses or income.

Capitalink noted that over the last three years, we had not been able to generate positive earnings. In comparison, only one of the Comparable Companies generated a negative EBITDA for the latest twelve month period. Capitalink also noted that we, much like the majority of the Comparable Companies, experienced declining revenue over the latest fiscal period. An analysis of the Comparable Companies and the brokerage industry reveals that most companies operating within this sector have experienced declining revenue and earnings. However, they were trading well above the one-year low trading prices. It was further noted that our debt to enterprise value ratio is significantly higher than that of the Comparable Companies.

Capitalink selected an appropriate multiple range for us by examining the range provided by the Comparable Companies and then applied this multiple range to our 2003 revenue and total assets as of December 31, 2003.

Based on the selected multiple ranges, Capitalink calculated a range of enterprise values. After deducting net interest bearing debt and minority interests of approximately $30.0 million, and dividing by approximately 44.538 million shares outstanding (including in-the-money options), Capitalink calculated a range of indicated equity values per share of between $0.42 and $0.90.

	Statistic $(000)	Selected Multiple Low - High	Indicated Equity Value Per Share Low - High
Latest Twelve Month Revenue (12/31/03)	$61,397	0.89x - 1.00x	$0.56 - $0.71
Total Assets	$44,232	1.0x - 1.8x	$0.28 - $1.10
Indicated Reference Range			$0.42 - $0.90

As noted above, none of the Comparable Companies is identical or directly comparable to us. Accordingly, Capitalink considered the multiples for such companies, taken as a whole, to be more relevant than the multiples of any single company. Further, an analysis of publicly traded companies is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading of such companies.

Selected Comparable Transaction Analysis.    Capitalink utilized the selected comparable transaction analysis, a market valuation approach, for the purposes of compiling precedent or comparable transaction statistics and developing valuation metrics based on the pricing in such transactions.

Information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be "material" for the acquiror. As a result, the selected comparable transaction analysis is limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

Capitalink located eleven transactions announced since January 2002 involving target companies in related industries to us (the "Comparable Transactions") and for which detailed financial information was available. Target companies were involved in the securities brokerage industry and classified under the Standard Industrial Classification Code for security brokers, dealers and floatation companies.

Acquiror	Acquiree
First Albany Co	Descap Securities
Morgan Stanley	LG Invest & Securities (5% Purchase)
Schwab (Charles) Corp	Soundview Technology Group
Summit Brokerage	Wachovia Securities Financial Network
Sun Bancorp	Steelton Bancorp
Laurel Capital Group	SFSB Holding Co
Waddell & Reed Financial	Mackenzie Investment Mgmt
Ziegler Companies	Ziegler Companies (Stock Repurchases)
BankAtlantic Bancorp	GMS Group (Gruntal & Co)
Management Buyout	Commercial Bank of NY (Invest. Svcs Subsidiary)
Investment Tech Group	Hoenig Group Inc.

Based on the information disclosed with respect to the targets in the each of the Comparable Transactions, Capitalink calculated and compared total price paid as a multiple of net common equity, and enterprise values as multiples of latest twelve month revenue, latest twelve month EBITDA and total assets.

Capitalink determined a range of indicated enterprise values for us by selecting a range of valuation multiples based on the Comparable Transactions, and then applied them to our 2003 revenue, and total assets as of December 31, 2003.

Based on the selected multiple ranges, Capitalink calculated a range of enterprise values. After deducting net interest bearing debt and minority interests of approximately $30.0 million, and dividing by approximately 44.538 million shares outstanding (including in-the-money options), Capitalink calculated a range of indicated equity values per share of between $0.56 and $0.70.

	Statistic $(000)	Selected Multiple Low - High	Indicated Equity Value Per Share Low - High
Latest Twelve Month Revenue (12/31/03)	$61,397	1.14x - 1.21x	$0.90 - $1.00
Total Assets	$44,232	0.9x - 1.1x	$0.22 - $0.40
Indicated Reference Range			$0.56 - $0.70

None of the Comparable Transactions are identical to the transaction being considered at the annual meeting. Accordingly, an analysis of comparable business combinations is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the transactions and other factors that could affect the respective acquisition values.

Capitalized Earnings Analysis.    Capitalink utilized the capitalized earnings analysis, an income valuation approach, in order to develop valuation metrics based on the present value of expected perpetual returns.

Capitalink prepared the capitalized earnings analysis based on two methods: the capitalized free cash flow method and the capitalized net earnings method.

The capitalized free cash flow method estimates value by assuming a steady future normalized unleveraged free cash flow is generated in perpetuity at a given growth rate and is capitalized at a rate that reflects the risks inherent in the business and its capital structure. Unleveraged free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations.

The capitalized net earnings method estimates value by assuming a steady future normalized net income cash flow is generated in perpetuity at a given growth rate and capitalized at a rate which reflects the risks inherent in its business and equity structure. The method differs from the capitalized free cash flow method in that the cash flow to be capitalized represents the net cash flow available to common shareholders after debt, minority interest and preferred stock obligations are taken into account and the capitalization rate is based on our cost of equity.

As we do not have a history of steady positive free cash flow, Capitalink applied a probability weighting to each of our (i) historical 2003 normalized earnings, (ii) average 1999 through 2003 normalized earnings, (iii) potential 2004 earnings and (iv) potential 2005 earnings derived from annualizing the potential first quarter for such fiscal year.

Capitalink prepared two sets of probability scenarios, one assigning greater weighting to historical financial performance and one assigning greater weighting to potential financial performance. Based upon this methodology, Capitalink determined estimated ranges of projected EBITDA and potential operating income of $5.2 million to $13.2 million, and $3.4 million to $10.6 million, respectively.

The capitalization rate was derived using the following assumptions:

•	An assumed cost of equity of 23.3%, based on riskless and risk-based rates, including company specific and industry specific risks.

•	A weighted average cost of capital of 18.8%, assuming cost of debt of 7.4%, and an assumed average debt to total capitalization ratio of 23.7% (based on the five year average of comparable companies in the same industry).

•	A long term growth rate of 8.0% based on an assessment of forecast industry sales growth, and our volatile historical sales and earnings growth.

Under the capitalized free cash flow method, a range of free cash flows was derived by deducting taxes and capital expenditures from potential EBITDA. Capitalink then determined a range of indicated enterprise values by dividing the free cash flow with an assumed free cash flow capitalization rate of 10.8%. Taking into account the net debt as of December 31, 2003 of approximately $30.0 million and dividing by approximately 44.538 million shares (including in-the-money options), Capitalink derived a range of indicated equity values per share of between $(0.17) and $0.82. Because the indicated equity value cannot be less than zero, Capitalink utilized an indicated range of between $0.00 and $0.82.

Under the capitalized net earnings method, a range of net income cash flows was derived by deducting taxes from potential operating income. Capitalink then determined a range of indicated equity values by dividing the net earnings cash flow with an assumed net income capitalization rate of 15.3%. Taking into account the approximately 44.538 million shares (including in-the-money options), Capitalink derived a range of indicated equity values per share of between $0.30 and $0.93.

Utilizing the free cash flow approach and the net income approaches, Capitalink calculated a range of indicated equity values per share of between $0.15 and $0.88.

Premiums Analysis.    A premiums analysis involves the comparison of the conversion price to the average closing price of our common stock on March 23, 2004, March 22, 2004 and over varying time periods prior to March 23, 2004.

The conversion price represents a significant premium over the average closing share price for most of the periods reviewed. In addition, the daily premium or discount over the period March 24, 2003 to March 23, 2004 was graphed based on the conversion price. For the full prior one-year period, the conversion price represented a premium for almost all of the prevailing daily share prices, particularly during the early portion of that period.

Insider Interests and Voting

Although none of our directors and executive officers have any direct interest in the Debt Conversion, New Valley has indicated that it intends to distribute to its shareholders shares of common stock that it receives pursuant to the Debt Conversion Agreement. Vector Group, New Valley's principal shareholder, may in turn distribute the shares of common stock it receives as a shareholder of New Valley to its stockholders. As a result, each of Messrs. Lorber, Lampen, Beinstein and Eide may receive shares of our common stock upon consummation of the Debt Conversion, as each is a shareholder of New Valley and/or Vector Group.

Pursuant to the Debt Conversion Agreement, New Valley, Frost-Nevada and each of Bennett S. LeBow, Howard M. Lorber, Richard J. Lampen, Henry C. Beinstein, Robert J. Eide and Victor M. Rivas, all of whom are members of the board of directors of New Valley or Vector Group, have agreed to vote the shares of our common stock held by them on the date of the agreement in accordance with the vote of a majority of votes cast at the meeting, excluding the shares held by such parties.

No Dissenter's Rights

Under Florida law, our shareholders will not be entitled to dissenter's rights in connection with the Debt Conversion.

American Stock Exchange Approval

We are obligated to have the shares of common stock issuable to New Valley and Frost-Nevada approved for listing on the American Stock Exchange, which lists our common stock. It is the policy of the Exchange to require shareholder approval of the issuance by a company, other than in a public offering, of common stock or securities convertible into or exercisable for common stock, equal to

20% or more of the outstanding common stock before the proposed issuance and if the issuance is at a price less than the greater of book or market value. We will be issuing a total of               shares of our common stock upon conversion of the senior convertible promissory notes held by New Valley and Frost-Nevada, representing       % of our outstanding shares of common stock. As our senior convertible promissory notes were originally issued on May 7, 2001, the Exchange requires us to look to that date in determining the market value. The market value of our common stock on May 7, 2001 was equal to $3.05 per share. As the reduced conversion prices represent a discount from the greater of the book or market value of our common stock on May 7, 2001, our shareholders are being asked to approve this proposal in response to the foregoing policy.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE DEBT CONVERSION AND BELIEVES THAT IT IS FAIR TO, AND IN THE BEST INTERESTS OF, OUR SHAREHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS APPROVE THE DEBT CONVERSION.

Independent Auditors

Our audit committee has selected Eisner LLP as our independent auditors for the fiscal year ending December 31, 2004. Eisner LLP was our independent auditors for the fiscal year ended December 31, 2003. Representatives of Eisner LLP are expected to be present at the annual meeting. The representatives of Eisner will have the opportunity to make statements and will be available to respond to appropriate questions from shareholders.

On September 30, 2002, we dismissed PricewaterhouseCoopers LLP as our independent auditors. Our audit committee recommended and approved the decision to change independent auditors. PricewaterhouseCoopers' reports on our financial statements for the past two fiscal years did not contain any adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the two most recent fiscal years and review of unaudited financial statements through June 30, 2002 (the most recent unaudited financial statements subject to review), there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers would have caused them to make reference to the subject matter of the disagreement in connection with their report. During the two most recent fiscal years and through September 30, 2002, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC. A copy of PricewaterhouseCoopers' letter stating that it agreed with the foregoing statements has been filed with the SEC.

Solicitation of Proxies

The solicitation of proxies in the enclosed form is made on behalf of our board of directors and we are paying the cost of this solicitation. In addition to the use of the mails, proxies may be solicited personally or over the telephone by our directors, officers and regular employees at nominal cost. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy material to beneficial owners of our stock.

2005 Annual Meeting Shareholder Proposals and Nominations

In order for any shareholder proposal or nominations to be presented at the annual meeting of shareholders to be held in 2005 or to be eligible for inclusion in our proxy statement for such meeting, they must be received by us at our principal executive offices by                         , 2005. Each proposal should include the exact language of the proposal, a brief description of the matter and the reasons for the proposal, the name and address of the shareholder making the proposal and the disclosure of that shareholder's number of shares of common stock owned, length of ownership of the shares, representation that the shareholder will continue to own the shares through the shareholder meeting, intention to appear in person or by proxy at the shareholder meeting and material interest, if any, in the matter being proposed.

Shareholder nominations for persons to be elected as directors should include the name and address of the shareholder making the nomination, a representation that the shareholder owns shares of common stock entitled to vote at the shareholder meeting, a description of all arrangements between the shareholder and each nominee and any other persons relating to the nomination, the information about the nominees required by the Exchange Act of 1934 and a consent to nomination of the person so nominated.

Shareholder proposals and nominations should be addressed to Ladenburg Thalmann Financial Services, Inc., Attention: Corporate Secretary, 590 Madison Avenue, 34th Floor, New York, New York 10022.

Other Shareholder Communications with our Board of Directors

Our board of directors provides a process for shareholders and interested parties to send communications to the board. Shareholders and interested parties may communicate with our board of directors, any committee chairperson or our non-management directors as a group by writing to the board or committee chairperson in care of Ladenburg Thalmann Financial Services, Inc., Attention: Corporate Secretary, 590 Madison Avenue, 34th Floor, New York, New York 10022. Each communication will be forwarded, depending on the subject matter, to the board, the appropriate committee chairperson or all non-management directors.

Discretionary Voting of Proxies

Pursuant to Rule 14a-4 promulgated by the Securities and Exchange Commission, shareholders are advised that our management shall be permitted to exercise discretionary voting authority under proxies it solicits and obtains for our 2005 annual meeting of shareholders with respect to any proposal presented by a shareholder at such meeting, without any discussion of the proposal in our proxy statement for such meeting, unless we receive notice of such proposal at our principal office in New York, New York, not later than                         .

Incorporation by Reference

This proxy statement incorporates by reference certain information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, including our audited financial statements and supplementary data, our management's discussion and analysis of financial condition and results of operations and our quantitative and qualitative disclosures about market risk.

Other Matters

The board of directors knows of no matter which will be presented for consideration at the annual meeting other than the matters referred to in this proxy statement. Should any other matter properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

Charles I. Johnston, President and Chief Executive Officer

New York, New York
                        , 2004

APPENDIX A

DEBT CONVERSION AGREEMENT

THIS DEBT CONVERSION AGREEMENT ("Agreement"), dated as March 29, 2004, among Ladenburg Thalmann Financial Services Inc., a Florida corporation (the "Company"), New Valley Corporation, a Delaware corporation ("New Valley"), and Frost-Nevada Investments Trust ("Frost-Nevada" and together with New Valley, the "Holders").

WHEREAS, on May 7, 2001, the Company issued Senior Convertible Promissory Notes due December 31, 2005, as amended from time to time, to the Holders in an aggregate principal amount of $18,010,000 (the "Notes");

WHEREAS, the Holders have previously agreed to forbear the interest payments due on the Notes until January 15, 2005;

WHEREAS, as a result of the Notes and the Company's other outstanding indebtedness, the Company is highly leveraged and has a negative net worth of approximately $16.2 million at December 31, 2003;

WHEREAS, the foregoing has continued to negatively impact the Company's operations, including its ability to attract and retain brokers;

WHEREAS, the Company has requested that the Holders convert their Notes into common stock, par value $.0001 per share ("Common Stock"), of the Company as set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties hereinafter set forth, the parties hereto hereby agree as follows:

1.    Debt Conversion.

(a)    Each of New Valley and Frost-Nevada hereby severally agrees, subject to the conditions set forth herein, to convert the principal and accrued interest on its Notes into shares of the Company's Common Stock ("Conversion Shares") at a conversion price of $1.10 and $0.70 per share, respectively ("Debt Conversion"), subject to appropriate adjustment for reclassifications, stock splits, stock dividends, spin-offs or distributions, share combinations or other similar changes affecting the Common Stock as a whole. The entire amount of the Conversion Shares shall be allocated in a manner as mutually agreed to by the parties and the Debt Conversion shall be classified as mutually agreed to by the parties.

(b)    The Company shall cause a meeting of its shareholders ("Shareholder Meeting") to be duly called and held as soon as reasonably practicable after the date of execution of this Agreement for the purposes of voting on the Debt Conversion and such other matters as may be mutually agreed upon by the parties. In connection with such Shareholder Meeting, the Company will prepare and mail to its shareholders as promptly as practicable a proxy statement and all other proxy materials (the "Proxy Statement") for such meeting. The Company and the Holders severally shall cooperate with each other in all reasonable respects with the preparation of the Proxy Statement and any amendment or supplement thereto. The Company shall notify the Holders of the receipt of any comments of the Securities and Exchange Commission ("Commission") with respect to the Proxy Statement and any requests by the Commission for any amendment or supplement thereto or for additional information, and shall provide to them promptly copies of any correspondence between the Company or its counsel and the Commission with respect to the Proxy Statement. The Company shall give the Holders and their counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the Commission before their being filed with, or sent to, the Commission. The Company will use its best efforts, after consultation with the Holders, to respond promptly to all such comments of and requests by the Commission and to cause the Proxy Statement to be mailed to the Company's shareholders entitled to vote at the Shareholder Meeting at the earliest practicable time.

(c)    The Company will use its best efforts to obtain the necessary approvals by its shareholders for the Debt Conversion and any related matters ("Shareholder Approval") at the

Shareholder Meeting and shall cause its Board of Directors to include in the Proxy Statement its recommendation that the Company's shareholders vote in favor of the matters presented in the Proxy Statement. In the event that the Shareholder Approval is not obtained on the date on which the Shareholder Meeting is initially convened, the Board of Directors of the Company shall adjourn the meeting from time to time as necessary for the purpose of obtaining the Shareholder Approval and shall use its best efforts during any such adjournments to obtain the Shareholder Approval.

(d)    By executing this Agreement, each of the Holders and Bennett S. LeBow, Howard M. Lorber, Richard J. Lampen, Henry C. Beinstein, Robert J. Eide and Victor M. Rivas ("Proxy Parties") hereby severally appoint Richard J. Rosenstock, Mark Zeitchick or Vincent A. Mangone, or any of them, with full power of substitution and to act without the others, as their agents, attorneys and proxies, representing an irrevocable proxy pursuant to Section 607.0722 of the Florida Business Corporation Act, coupled with an interest, so as to vote the shares of Common Stock held by the Proxy Parties in accordance with the vote of a majority of votes cast at the Shareholder Meeting excluding the shares held by such Proxy Parties.

(e)    The Company shall comply with all legal requirements applicable to the Shareholder Meeting and take such other actions as may be necessary to effectuate the Debt Conversion, including, but not limited to, providing notices to, and responding to queries from, all applicable regulatory authorities and stock exchanges and obtaining all necessary third party consents.

(f)    Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at a closing ("Closing") to be held at 10:00 a.m., local time, on the fourth business day after the date on which the last of the conditions set forth in Section 4 (c) and (d) below is fulfilled, at the offices of Graubard Miller, 600 Third Avenue, New York, New York 10016, or at such other time, date or place as the parties may agree upon in writing. The Company shall send to each Holder at least two business days prior to the Closing a notice indicating the amount of interest accrued through the date of the Closing and the number of shares of Common Stock each Holder will be issued upon the Debt Conversion. At the Closing, each Holder shall deliver its Notes for cancellation and the Company shall deliver to each Holder certificates representing the Conversion Shares to which such Holder is entitled as a result of such Debt Conversion. From and after the Closing, the Notes shall represent solely the right to receive Conversion Shares. If a Holder has lost its Note and is unable to deliver its Notes at the Closing, it shall submit an affidavit of loss and indemnity agreement so that the Notes may be replaced and deemed cancelled in accordance with the terms hereof. In the event that as a result of the Debt Conversion, fractions of shares would be required to be issued, such fractional shares shall be rounded up or down to the nearest whole share. The Company shall pay any documentary, stamp or similar issue or transfer tax due on such Debt Conversion, except that the Holder shall pay any such tax due because the Conversion Shares are issued in a name other than the Holder's.

2.    Representations and Warranties of Company.    The Company hereby represents and warrants to the Holders as follows:

(a)    As of the date hereof, the Company has 200,000,000 shares of Common Stock authorized, of which 43,627,130 shares of Common Stock are issued and outstanding, and 2,000,000 shares of preferred stock authorized, of which no shares are issued and outstanding. As of the date hereof, the Company has reserved for issuance 8,153,030 shares of Common Stock upon exercise of all outstanding options and warrants. All of the issued and outstanding shares of the Company's Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. The Conversion Shares to be issued and delivered to the Holders upon conversion of the Notes have been duly authorized and when issued upon such conversion, will be validly issued, fully-paid and non-assessable. The issuance of the Conversion Shares will be exempt from registration pursuant to Section 3(a)(9)

promulgated under the Securities Act of 1933, as amended ("Securities Act") and such Conversion Shares will not be "restricted securities" as defined under Rule 144 promulgated under the Securities Act.

(b)    The Company has full legal power to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the Company to enter into this Agreement and to carry out the transactions contemplated hereby have been properly taken, and this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms and does not conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under any instrument, contract or other agreement to which the Company or its subsidiaries is a party.

(c)    The affirmative vote of the holders of record of at least a majority of the shares of the Company's Common Stock present at the Shareholder Meeting with respect to the matters referred to in Section 1 hereof is the only vote of the holders of any class or series of the capital stock of the Company required to approve the transactions contemplated hereby.

(d)    None of the Company's Articles of Incorporation, as amended, or Bylaws, or the laws of Florida, California or New York, contains any applicable anti-takeover provision or statute which would restrict the Company's ability to enter into this Agreement or consummate the transactions contemplated by this Agreement or which would limit any of the Holders' rights following consummation of the transactions contemplated by this Agreement.

(e)    No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrange-ments made by or on behalf of the Company other than the fees of any investment banking firm that has been engaged by the Company to render the Fairness Opinion (defined below), the fees of which will be paid by the Company.

(f)    The Company has delivered or made available to the Holders prior to the execution of this Agreement true and complete copies of all periodic reports, registration statements and proxy statements filed by it with the Commission since January 1, 2002. Each of such filings with the Commission (collectively, the "SEC Filings"), as of its filing date, complied in all material respects with the requirements of the rules and regulations promulgated by the Commission with respect thereto and did not contain any untrue statement of a material fact or omit a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which such statements were made.

(g)    Since the date of the draft financials of the Company for the year ended December 31, 2003 to be filed with the Commission in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 (a copy of which has been made available to the Holders), the Company and its subsidiaries, taken as a whole, has not suffered any material adverse change in its assets, liabilities, financial condition, results of operations or business, except for those occurring as a result of general economic or financial conditions affecting the United States as a whole or the region in which the Company conducts its business or developments that are not unique to the Company but also affect other entities engaged or participating in the brokerage industry generally in a manner not materially less severely.

(h)    The Company has received the opinion of Capitalink, L.C. (a copy of which will be furnished to each Holder) to the effect that the average price at which the Notes will be converted is fair from a financial point of view to the unaffiliated shareholders of the Company.

(i)    No information to be contained in the Proxy Statement to be prepared pursuant to this Agreement and no representation or warranty by the Company contained in this Agreement contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which such statements were made.

(j)    Since January 1, 2002 and except as disclosed in the SEC Filings, the Company has conducted its business in compliance in all material respects with all applicable laws, rules,

regulations, court or administrative orders and processes and rules, directives and orders of regulatory and self-regulatory agencies and bodies, except as would not reasonably be expected, singly or in the aggregate, to be materially adverse to the business, assets or financial condition of the Company.

3.    Representations and Warranties of the Holders.    New Valley and Frost-Nevada severally and not jointly represent and warrant to the Company as follows:

(a)    Each Holder has full legal power to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by such Holder to enter into this Agreement and to carry out the transactions contemplated hereby have been properly taken; and this Agreement constitutes a legal, valid and binding obligation of such Holder enforceable in accordance with its terms.

(b)    Each Holder has reviewed the filings of the Company referred to in Section 2(f) above.

(c)    Each Holder has been given an opportunity to ask questions and receive answers from the officers and directors of the Company and to obtain additional information from the Company.

(d)    Each Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company's securities and has obtained, in its judgment, sufficient information about the Company to evaluate the merits and risks of an investment in the Company.

(e)    Each Holder is relying solely on the representations and warranties contained in Section 2 hereof and in certificates delivered hereunder in making their decision to enter into this Agreement and consummate the transactions contemplated hereby and no oral representations or warranties of any kind have been made by the Company or its officers, directors, employees or agents to such Holders.

(f)    Each Holder hereby consents to the Company's repurchase of the $1,990,000 aggregate principal amount of Notes, together with all accrued but unpaid interest thereon, held by Berliner Effektengesellschaft AG for $1,000,000 in cash simultaneously with the execution of this Agreement and agrees that it will not exercise any rights or remedies it may have against the Company in connection with such repurchase.

4.    Conditions.

(a)    The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions:

(i)    The representations and warranties of each of the Holders set forth in Section 3 hereof shall be true and correct on and as of the Closing date and a certificate certifying such shall be delivered.

(ii)    All proceedings, corporate or otherwise, to be taken by the Holders in con-nection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken and all necessary consents, approvals or authorizations of any governmental or regulatory authority or other third party required to be obtained by the Company or the Holders shall have been obtained in form and substance reasonably satisfactory to the Company.

(iii)    The Shareholder Approval shall be obtained by the necessary affirmative vote of the shareholders of the Company as described above in Section 1.

(iv)    Each of the Holders shall have delivered to the Company for cancellation their Notes or an affidavit of loss and indemnity.

(b)    The obligations of the Holders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions:

(i)    The representations and warranties of the Company set forth in Section 2 hereof shall be true and correct on and as of the Closing date and a certificate certifying such shall be delivered.

(ii)    All proceedings, corporate or otherwise, to be taken by the Company in con-nection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken and all necessary consents, approvals or authorizations of any governmental or regulatory authority or other third party required to be obtained by the Company or the Holders shall have been obtained in form and substance reasonably satisfactory to the Holders.

(iii)    The Shareholder Approval shall be obtained by the necessary affirmative vote of the shareholders of the Company as described above in Section 1.

(iv)    The Company shall have caused the Conversion Shares to be approved for listing on the American Stock Exchange or any national securities exchange on which the Common Stock is then listed.

(v)    The Holders shall have received a legal opinion of Graubard Miller, counsel to the Company, addressed to the Holders dated as of the Closing date covering such matters as is customary of transactions of this nature and in form and substance reasonably satisfactory to the Holders.

(vi)    Each of the Holders shall have delivered to the Company for cancellation their Notes or an affidavit of loss and indemnity

5.    Registration.

(a)(i)    The Company shall file, and use reasonable best efforts to cause to be declared effective by the Commission as promptly as practicable but in no event later than six months following the Closing Date, a registration statement (the "Required Registration Statement") to register the Conversion Shares received by the Holders upon the Debt Conversion for resale pursuant to the Securities Act.

(ii)    In connection the foregoing, the Company will, as expeditiously as possible, use its best efforts to: (A) furnish to New Valley and Frost-Nevada copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits), and each of New Valley and Frost-Nevada shall have the opportunity to object to any information pertaining solely to it that is contained therein and the Company will make the corrections reasonably requested by either of them with respect to such information prior to filing any such registration statement or amendment; (B) prepare and file with the Commission such amendments and supplements to such registration statement and any prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration statement and to comply with the provisions of the Securities Act with respect to the disposition of all Conversion Shares covered by such registration statement; (C) promptly notify New Valley and Frost-Nevada: (1) when such registration statement or any prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to such registration statement or any post-effective amendment thereto, when the same has become effective; (2) of any written comments from the Commission with respect to any filing referred to in clause (A) and of any written request by the Commission for amendments or supplements to such registration statement or prospectus; and (3) of the notification to the Company by the Commission of its initiation of any proceeding with respect to the issuance by the Commission of, or of the issuance by the Commission of, any stop order suspending the effectiveness of such registration statement; (D) furnish New Valley and Frost-Nevada such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 promulgated under the Securities Act relating to the Conversion Shares, and such other documents, as New Valley or Frost-Nevada may reasonably request to facilitate the disposition of its Conversion Shares; (E) notify New Valley and Frost-Nevada at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which any prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and at the request of New Valley or Frost-Nevada promptly prepare and furnish New Valley and Frost-Nevada a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (F) make available for inspection by New Valley and Frost-Nevada and any attorney, accountant or other agent retained by any such seller or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such registration statement, and permit the inspectors to participate in the preparation of such registration statement and any prospectus contained therein and any amendment or supplement thereto.

(b)    The Company shall bear all fees and expenses attendant to registering the Conversion Shares, but the Holders shall pay any and all sales commissions and the expenses of any legal counsel selected by them to represent them in connection with the sale of the Conversion Shares. The Company shall use its best efforts to cause any registration statement filed pursuant to this section to remain effective until all the Conversion Shares registered thereunder are sold or until the delivery to the Holders of an opinion of counsel to the Company to the effect set forth in Section 5(h).

(c)(i)    The Company will indemnify the Holders, their directors and officers and each underwriter, if any, and each person who controls any of them within the meaning of the Securities Act or the Exchange Act against all claims, losses, damages and liabilities (or actions or proceedings, commenced or threatened, in respect thereof), joint or several, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any registration, qualification or compliance pursuant to this Section 5 or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company in connection with any such registration, qualification or compliance, and will reimburse the Holders, their directors and officers, each such underwriter and each person who controls any such underwriter within the meaning of the Securities Act or the Exchange Act for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action or proceeding; provided that the Company will not be liable to a Holder in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by or on behalf of such Holder specifically stating that it is intended for inclusion in any registration statement under which Conversion Shares are registered. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of a Holder or any such director, officer or controlling person, and shall survive the transfer of such securities by any Holder.

(ii)    Each of the Holders, severally and not jointly, shall indemnify the Company, each of its directors and officers and each underwriter, if any, of the Company's securities covered by such registration statement, each person who controls the Company or such underwriter within the meaning of the Securities Act and the Exchange Act and the rules and regulations thereunder, each other securityholder participating in such distribution and each of their officers and directors and each person controlling such other securityholder, against all claims, losses, damages and liabilities (or actions or proceedings, commenced or threatened, in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such other security holders, directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action or proceeding, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such document in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder specifically stating that it is intended for inclusion in such document; provided, however, that the obligations of each Holder hereunder shall be limited to an amount equal to the proceeds received by such Holder of securities sold as contemplated herein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling person, and shall survive the transfer of such securities by any Holder.

(iii)    Each party desiring indemnification or contribution under this Section 5(c) hereof (the "Securities Indemnified Party") shall give notice to the party required to provide indemnification or contribution (the "Securities Indemnifying Party") promptly after such Securities Indemnified Party has actual knowledge of any claim as to which indemnity or contribution may be sought, and shall permit the Securities Indemnifying Party to assume, at its sole cost and expense, the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Securities Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Securities Indemnified Party (whose approval shall not be unreasonably withheld). The Securities Indemnified Party may participate in such defense at the Securities Indemnified Party's expense unless (A) the employment of counsel by the Securities Indemnified Party has been authorized in writing by the Securities Indemnifying Party, (B) the Securities Indemnified Party has been advised by such counsel employed by it that there are legal defenses available to it involving potential conflict with those of the Securities Indemnifying Party (in which case the Securities Indemnifying Party will not have the right to direct the defense of such action on behalf of the Securities Indemnified Party), or (C) the Securities Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees and expenses of counsel for the Securities Indemnified Party shall be at the expense of the Securities Indemnifying Party. The failure of any Securities Indemnified Party to give notice as provided herein shall not relieve the Securities Indemnifying Party of its obligations under this Section 5. No Securities Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Securities Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Securities Indemnified Party of a release from all liability in respect to such claim or litigation. No Securities Indemnified Party shall settle any claim or demand without the prior written consent of the Securities Indemnifying Party (which consent will not be unreasonably withheld). Each Securities Indemnified Party shall furnish such information regarding itself or the claim in question as the Securities Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(iv)    The provisions of this Section 5(c) shall be in addition to any other rights to indemnification or contribution which an Indemnified Party may have pursuant to law, equity, contract or otherwise.

(d)    In order to provide for just and equitable contribution under the Securities Act in any case in which (A) any person entitled to indemnification under Section (c) makes a claim for indemnification pursuant hereto but such indemnification is not enforced in such case notwithstanding the fact that this section provides for indemnification in such case, or (B) contribution under the Securities Act, the Exchange Act or otherwise is required on the part of any such person in circumstances for which indemnification is provided under this section, then, and in each such case, the Company and each of the Holders shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by said indemnity agreement (including legal and other expenses reasonably incurred in connection with investigation or defense) incurred by the Company and the Holders, as incurred, in proportion to their relative fault and the relative knowledge and access to information of the Securities Indemnifying Party, on the one hand, and the Securities Indemnified Party, on the other hand, concerning the matters resulting in such losses, liabilities, claims, damages and expenses, the opportunity to correct and prevent any untrue statement or omission, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by the Securities Indemnifying Party, on the one hand, or the Securities Indemnified Party, on the other hand, and any other equitable considerations appropriate under the circumstances; provided that no person guilty of a fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this section, each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as the Company.

(e)    Each of the Holders shall furnish to the Company such information regarding itself and the distribution proposed by it as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 5.

(f)    The Company shall comply with all of the reporting requirements of the Exchange Act and with all other public information reporting requirements of the Commission, which are conditions to the availability of Rule 144 for the sale of the Common Stock. The Company shall cooperate with each Holder in supplying such information as may be necessary for such Holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of Rule 144.

(g)    The Company represents and warrants to the holders of Conversion Shares that the granting of the registration rights to the Holders hereby does not and will not violate any agreement between the Company and any other security holders with respect to registration rights granted by the Company.

(h)    The rights granted under this Section 5 shall terminate upon delivery to the Holders of an opinion of counsel to the Company reasonably satisfactory to the Holders to the effect that such rights are no longer necessary for the public sale of the Conversion Shares without restriction as to the number of securities that may be sold at any one time or the manner of sale.

(i)    The rights granted under this Section 5 shall not be transferable.

6.    Press Release; Filings.    Promptly after execution of this Agreement, the Company shall issue a press release announcing the Debt Conversion. The Company shall also file with the Securities and Exchange Commission a Current Report on Form 8-K with respect to the transactions contemplated hereby. The Company shall provide the Holders with drafts of both the press release and Form 8-K and a reasonable opportunity to comment thereon. No party hereto shall make any public announcements in respect of this Agreement or the transactions contemplated herein inconsistent with the press release and Form 8-K without the prior approval of the other parties as to the form and content thereof, which approval will not be unreasonably withheld. Notwithstanding the fore-going, any disclosure may be made by a party which its counsel advises is required by applicable law or regulation, in which case the other party shall be given such reasonable advance notice as is practicable in the circumstances and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued. The parties may also make appropriate disclosure of the transactions contemplated by this Agreement to their officers, directors, agents and employees.

7.    Termination.    This Agreement may be terminated no later than the Closing:

(a)    At the option of any party in the event that the Debt Conversion has not occurred by December 31, 2004 and such delay was not as a result of any breach of this Agreement by the terminating party;

(b)    By the Holders if the Company's Board of Directors failed to recommend or withdrew or modified in a manner adverse to the Holders its approval or recommendation of the Debt Conversion;

(c)    At the option of any party in the event that Shareholder Approval was not obtained at the Shareholder Meeting and any adjournment thereof;

(d)    At the option of any party if any other party has materially breached a term of this Agreement and has not cured such breach within 30 days; or

(e)    At the option of any party if any competent regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, prohibiting or refusing to approve the transactions contemplated hereby, and such order shall have become final and non-appealable.

8.    Miscellaneous.

(a)    Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

(b)    This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement.

(c)    This Agreement shall be a contract made under and governed by the laws of the State of New York.

(d)    All obligations of the Company and rights of the Holders expressed herein shall be in addition to and not in limitation of those provided by applicable law.

(e)    This Agreement shall be binding upon the Company, the Holders and their respective successors and assigns, and shall inure to the benefit of the Company, the Holders and their respective successors and permitted assigns.

(f)    The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person or entity.

(g)    All amendments or modifications of this Agreement and all consents, waivers and notices delivered hereunder or in connection herewith shall be in writing.

(h)    This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect thereto.

(i)    Whether or not the Closing occurs, the Company shall pay all costs and expenses, including reasonable attorneys' fees, incurred by it or the Holders with respect to the negotiation, execution, delivery and performance of this Agreement, including any expenses of enforcing this provision. This provision shall survive termination of the Agreement. The Company further agrees that it shall reimburse (or advance) to the Holders any costs and expenses incurred in connection with the engagement by such Holders of a nationally recognized appraiser to perform an appraisal of the value of each Holder's Conversion Shares upon the Closing for purposes of preparing each Holder's tax returns.

9.    WAIVER OF JURY TRIAL.    EACH OF THE COMPANY AND THE HOLDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.    Specific Performance.    The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Agreement would be inadequate, and each party hereto hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

LADENBURG THALMANN FINANCIAL SERVICES INC.
By: /s/ Charles I. Johnston

Name: Charles I. Johnston Title: President and CEO
NEW VALLEY CORPORATION
By: /s/ Richard J. Lampen

Name: Richard J. Lampen Title: Executive Vice President
FROST-NEVADA INVESTMENTS TRUST
By: /s/ Phillip Frost, M.D.

Name: Phillip Frost, M.D. Title: President
/s/ Bennett S. LeBow

Bennett S. LeBow (solely with respect to Section 1(d) hereof)
/s/ Howard M. Lorber

Howard M. Lorber (solely with respect to Section 1(d) hereof)
/s/ Richard J. Lampen

Richard J. Lampen (solely with respect to Section 1(d) hereof)
/s/ Henry C. Beinstein

Henry C. Beinstein (solely with respect to Section 1(d) hereof)
/s/ Robert J. Eide

Robert J. Eide (solely with respect to Section 1(d) hereof)
/s/ Charles I. Johnston

Charles I. Johnston (solely with respect to Section 1(d) hereof)

APPENDIX B

March 25, 2004

Independent Committee of the Board of Directors
Ladenburg Thalmann Financial Services Inc.
590 Madison Avenue
New York, NY 10022

Gentlemen:

We have been advised that Ladenburg Thalmann Financial Services Inc. (the "Company") is contemplating a transaction (the "Transaction") whereby (i) a $8.01 million aggregate principal amount senior convertible promissory note issued to New Valley Corporation, and associated accrued interest, will be converted into shares of the Company's common stock at $1.10 per share, and (ii) a $10 million aggregate principal amount senior convertible promissory note issued to Frost-Nevada, Limited Partnership, and associated accrued interest will be converted into shares of the Company's common stock at $.70 per share. The weighted average of such conversions results in a conversion price of $.83 and is hereinafter, the "Conversion Price."

We have been retained to render an opinion as to whether, on the date of such opinion, the Conversion Price is fair, from a financial point of view, to the Company's unaffiliated shareholders.

We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision of the Company to proceed with or effect the Transaction. In addition, we have not been requested to explore any alternatives to the Transaction. Further, our opinion does not address the relative merits of the Transaction as compared to any alternative business strategy that might exist for the Company.

In arriving at our opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things: (i) reviewed the draft Debt Conversion Agreement dated March 25, 2004, among the Company, New Valley Corporation, and Frost--Nevada Investments Trust; (ii) reviewed the draft Note Purchase Agreement dated March 23, 2004, between the Company and Berliner; (iii) reviewed publicly available financial information and other data with respect to the Company, including the Annual Report on Form 10-K for the year ended December 31, 2002, the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003, the Current Report on Form 8-K, dated February 19, 2004, and the Definitive Proxy Statement on Schedule 14A, dated August 22, 2003; (iv) reviewed the Company's draft Annual Report on Form 10-K for the year ended December 31, 2003; (v) reviewed certain financial information prepared in connection with the Company's continued listing application for the American Stock Exchange; (vi) reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to those of the Company; (vii) reviewed and analyzed certain financial characteristics of target companies in transactions where such target company was deemed to have characteristics comparable to those of the Company; (viii) reviewed and analyzed the Transaction's financial impact on the Company's book value; (ix) reviewed and analyzed the Transaction's impact on common stock outstanding; (x) reviewed and analyzed the Company's free cash flows; (xi) reviewed and analyzed the premium implied by the Conversion Price; (xii) reviewed and discussed with representatives of the management of the Company certain financial and operating information furnished by them, including financial analyses with respect to the business and operations of the Company; (xiii) considered the historical financial results and present financial condition of the Company; (xiv) reviewed certain publicly available information concerning the trading of, and the trading market for, the common stock of the Company; (xv) inquired about and discussed the Transaction and other matters related thereto with Company management, the Independent Committee and the Board of Directors; and (xvi) performed such other analyses and examinations as were deemed appropriate.

In arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by us without assuming any responsibility for any independent verification of any such information and have further relied upon the assurances of

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Company management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. We have not made a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of the Company. We assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. We assumed that the Transaction will be consummated substantially in accordance with the terms set forth, without any further amendments thereto, and without waiver by the Company of any of the conditions to any obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to the unaffiliated shareholders of the Company.

Our opinion is necessarily based upon market, economic and other condition s, as they exist on, and could be evaluated as of March 25, 2004. Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion.

The opinion is for the use and benefit of the Independent Committee in connection with its consideration of the Transaction and is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote in connection with the Transaction. We do not express any opinion as to the underlying valuation or future performance of the Company or the price at which the Company's common stock would trade at any time in the future.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Conversion Price is fair, from a financial point of view, to the Company's unaffiliated shareholders.

In connection with our services, we have previously received a retainer and will receive the balance of our fee upon the rendering of this opinion. In addition, the Comp any has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion.

Our opinion is for the use and benefit of the Independent Committee of the Board of Directors and is rendered in connection with its consideration of the Transaction and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Capitalink, except that this opinion may be reproduced in full in, and references to the opinion and to Capitalink and its relationship with the Company may be included in filings made by the Company with the Securities and Exchange Commission (the "SEC") if required by SEC rules, and in any proxy statement or similar disclosure document disseminated to shareholders if required by the SEC rules.

Very truly yours,

CAPITALINK, L.C.

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